EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

the SELLERS named herein,

SHINE SELLER REP, LLC

and

SUNOPTA, INC.

__________________

Dated as of July 30, 2015

-i-

3.23	Product Warranties	29
3.24	Brokers	29
3.25	Governmental Approvals	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification	29
4.2	Authority Relative to this Agreement	30
4.3	Consents and Approvals; No Violations	30
4.4	Availability of Funds	30
4.5	Solvency	30
4.6	Litigation	31
4.7	Broker’s Fees	31
4.8	Acquisition of Securities for Investment	31
4.9	Inspections; Limitation of Sellers’ Warranties	31
4.10	Financing	32
4.11	Governmental Approvals	32

ARTICLE V

COVENANTS

5.1	Access to Books and Records	33
5.2	Confidentiality	34
5.3	Efforts	34
5.4	Conduct of Business	36
5.5	Consents	38
5.6	Public Announcements	38
5.7	Litigation Support	38
5.8	Directors and Officers	39
5.9	Financing and Financing Cooperation	40
5.10	Restrictive Covenants	43
5.11	R&W Insurance Policy	44
5.12	280G Consents	44

ARTICLE VI

EMPLOYEE MATTERS

6.1	Treatment of Employees	45
6.2	No Third-Party Beneficiaries	46

-ii-

ARTICLE VII

TAX MATTERS

7.1	Cooperation and Exchange of Information	46
7.2	Transfer Taxes	46
7.3	Tax Returns	46

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	47
8.2	Conditions to Purchaser’s Obligation to Close	47
8.3	Conditions to Sellers’ Obligation to Close	48
8.4	Frustration of Closing Conditions	48

ARTICLE IX

TERMINATION

9.1	Termination	48
9.2	Notice of Termination	50
9.3	Effect of Termination	50
9.4	Expenses	50

ARTICLE X

INDEMNIFICATION

10.1	Limited Indemnification by Sellers	50
10.2	Certain Limitations and Covenants	51
10.3	Indemnification Claims	52
10.4	Third-Party Claims	52
10.5	Escrow	53

ARTICLE XI

GENERAL PROVISIONS

11.1	Survival	54
11.2	Interpretation; Absence of Presumption	54
11.3	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	55
11.4	Entire Agreement	56
11.5	No Third-Party Beneficiaries	56
11.6	Notices	56
11.7	Successors and Assigns	57
11.8	Amendments and Waivers	58

-iii-

11.9	Severability	58
11.10	Specific Performance	58
11.11	No Admission	59
11.12	Counterparts	59
11.13	Relationship Among Sellers	59
11.14	No Recourse	60
11.15	Community Property Jurisdictions	60

-iv-

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A:	Escrow Agreement

Schedules

Schedule I:	Sellers

Schedule II:	Management Sellers

Seller Disclosure Schedule

Purchaser Disclosure Schedule

Tax Deduction Schedule

-v-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 30, 2015, is by and among the Sellers named on Schedule I hereto (“Sellers” and each, a “Seller”), Shine Seller Rep, LLC, a Delaware limited liability company (“Sellers’ Representative”) and SunOpta, Inc., a Canadian corporation (“Purchaser”) (each of Purchaser, Sellers and Sellers’ Representative, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Sellers collectively hold, and will as of the Closing hold, of record and beneficially, all of the outstanding common shares (the “Securities”) of Sunrise Holdings (Delaware), Inc. (the “Company”), which in turn owns or has the right to acquire, directly or indirectly, all of the outstanding equity interests of the direct and indirect Subsidiaries of the Company, including the operating subsidiaries of the Company engaged in the Business;

WHEREAS, the Securities represent, directly or indirectly, all of the outstanding equity interests of the Company;

WHEREAS, the Company is engaged, through its Subsidiaries, in the business of processing, marketing, distributing and selling conventional and organic frozen fruit (the “Business”);

WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the Securities for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1     Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any claim, action, cause of action, complaint, suit, arbitration, litigation, investigation, or proceeding commenced, brought, conducted by or pending before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (a) neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Sellers or Sellers’ Affiliates and (b) none of Sellers or any of Sellers’ Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Antitrust Law” shall mean the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are required or authorized by Law to be closed.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the fully executed debt commitment letter, dated as of the date of this Agreement, by and among the financial institutions arranging the Financing, the Purchaser and SunOpta Foods Inc. (together with all exhibits, schedules, annexes, amendments and joinders thereto and each related fee letter), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Arrangers party thereto have agreed to lend the amounts set forth therein, for the purpose of financing the transactions contemplated by this Agreement.

“Contract” shall mean any agreement, contract, lease, instrument, obligation or undertaking, excluding any Benefit Plan, in each case that creates a legally binding obligation on the part of the Company or any of its Subsidiaries.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Credit Agreement” shall mean the Credit Agreement, dated as of March 19, 2013, among Sunrise Growers, Inc., Farm Capital Incorporated and Pacific Ridge Farms, LLC, as borrowers, Sunrise Holdings (Delaware), Inc., as a guarantor, certain financial institutions as lenders and Bank of Montreal, as administrative agent, as amended from time to time.

“Effective Date” means December 31, 2014.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of hazardous material; (b) pollution or protection of public or employee health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agreement” means the escrow agreement by and among Purchaser, Sellers’ Representative and the Escrow Agent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A or in such other form as may be mutually agreed by Purchaser and Sellers’ Representative.

“Escrow Amount” means $6,000,000.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Former Company Employee” shall mean a Company Employee whose employment or services cease prior to the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect on the date of this Agreement, consistently applied throughout the periods involved.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any substance, pollutant, contaminant, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” or a “contaminant.” “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties, costs, breakage fees or other amounts payable on discharge (if any), in respect of (a) indebtedness for borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or other similar instruments issued by the Company or one of its Subsidiaries; (c) promissory notes issued by, and contractual deferred and unpaid purchase price fixed (i.e., non-contingent) payment obligations valued at the remaining amount payable thereunder (excluding trade payables); (d) any reimbursement obligations in respect of letters of credit, solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds and similar obligations of the Company and its Subsidiaries to the extent drawn or called (excluding, in each case, obligations in respect of trade payables); (e) any obligations with respect to derivative financial instruments, interest rate swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination value thereof at the time of determination); (f) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded on the Financial Statements as capital leases or that would be capital leases under GAAP; and (g) any guarantees by the Company or any of its Subsidiaries of any of the foregoing obligations.

“Indemnifying Party” means a Party liable for indemnification under this Agreement.

“Insurance Policy” means the representation and warranty insurance policy issued by Concord Specialty Risk to the Company as of February 15, 2013.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) patents and applications therefor; (ii) trademarks, service marks, trade names, and service names together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (v) trade secrets and know-how; (vi) software and interactive platforms; (vii) rights to limit the use or disclosure of confidential information by any Person; and (viii) other proprietary information and rights.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(a) of the Purchaser Disclosure Schedule after reasonable inquiry.

“Knowledge of Sellers” shall mean the actual knowledge of the Persons listed on Section 1.1(a) of the Seller Disclosure Schedule after reasonable inquiry.

“Law” shall mean any federal, state, local or foreign law, statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity having the force or effect of law.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days (provided that (x) the Marketing Period shall commence no earlier than September 9, 2015, (y) November 27, 2015 shall not be considered a Business Day for purposes of calculating such seventeen (17) consecutive Business Day period and (z) if such seventeen (17) consecutive period has not ended prior to December 18, 2015, it will not commence until January 4, 2016) after the date of this Agreement commencing on the date Purchaser shall have received the Required Information and throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.1 and 8.2 (other than conditions that are duly waived or that by their nature are to be satisfied or waived at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such seventeen (17) consecutive Business Day period; provided, further, that the Marketing Period shall not be deemed to have commenced if (i) after the date of this Agreement and prior to the completion of such seventeen (17) consecutive Business Day period, (A) either Deloitte & Touche LLP or Grant Thornton LLP, as applicable, shall have withdrawn its audit opinion with respect to any of the financial statements contained in clause (i) of the definition of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP, Grant Thornton LLP or another independent accounting firm reasonably acceptable to the Purchaser, (B) if the last day of such seventeen (17) consecutive Business Day period would be after the Staleness Date, in which case the Marketing Period shall not be deemed to commence until the receipt by the Purchaser of updated Required Information or (C) the Company shall have determined, or has been informed by either Deloitte & Touche LLP or Grant Thornton LLP, it must or is reasonably likely to restate any historical financial statements of the Company included in clause (i) or (ii) of the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, provided that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing are obtained (including, for the avoidance of doubt, if such proceeds are obtained in escrow); provided, however, upon the occurrence of any event described in clauses (A), (B) or (C) of this definition, each reference to “seventeen (17)” in this definition shall be deemed to be replaced with “twenty (20)”.

“Material Adverse Effect” shall mean an event, circumstance, development, change or effect that has a material adverse effect on (a) the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) the Company and its Subsidiaries or their financial condition, business, operations or results of operations, in each case, taken as a whole; provided, however, that, solely for purposes of this clause (b), no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used in the Company’s business, (ii) changes or trends in the industry in which the Company and its Subsidiaries operate, (iii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by the Company or its Subsidiaries to meet any projections or forecasts or estimates of revenue or earnings for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) may be taken into consideration in determining whether there has been a Material Adverse Effect), (vii) changes, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities, in each case attributable to the execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including as a result of the identity of Purchaser or announced intentions of Purchaser with respect to the Company, or (viii) any effect arising out of any action required or prohibited to be taken by this Agreement, including any failure to take an action requiring consent of Purchaser requested to be taken by Sellers for which consent is not provided, or taken by Sellers, the Company or any of its Subsidiaries or any of their respective Affiliates with the prior written consent, or at the request, of Purchaser, except in the case of clauses (i), (ii), (iv) and (v) above, to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such events, circumstances, developments, changes or effects as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate.

“Offering Documents” shall mean reasonable and customary offering and syndication documents and materials, including private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials in connection with the Financing.

“Option” shall mean an option to acquire common shares of the Company.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree.

“Organizational Documents” means, with respect to any Person, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of such Person, (ii) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of such Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of such Person’s capital stock or other equity interests in respect thereof.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean the following Liens: (a) Liens disclosed or reflected on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate proceedings to the extent that reserves with respect to such contested matters are maintained on the books of the Company or its Subsidiaries, as applicable, in accordance with GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of the Company’s business for amounts that are not delinquent; (d) Liens incurred or deposits made in the ordinary course of business of the Company or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, easements (including for gas pipelines and power lines), declarations, covenants, rights of way, surface leases, ground leases to utilities, restrictions and other charges, instruments or encumbrances that do not materially affect the use of real estate as used by the Company as of the date hereof; (f) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions, provided that there is no current violation of such regulations, permits, approvals or conditions; (g) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases, but do not materially affect the use of such leased real property as used by the Company and its Subsidiaries as of the date hereof; (h) Liens under the Credit Agreement; and (i) Liens set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Per Share Amount” shall mean the quotient obtained by dividing (i) the sum of (A) the Purchase Price, and (B) the aggregate exercise price proceeds assuming the exercise in full of all Options that are outstanding immediately prior to the Closing by (ii) the sum of (A) the aggregate number of Securities that are outstanding immediately prior to the Closing and (B) the aggregate number of common shares of the Company that are subject to Options that are outstanding immediately prior to the Closing.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Pre-Effective Date Tax Period” means any Tax period ending on or before the Effective Date.

“Required Information” means the following:

(i)     audited consolidated financial statements (and related footnotes) of the Company and its Subsidiaries prepared on a consolidated basis in accordance with GAAP, and of the type required by Regulation S-X under the Securities Act for an offering of debt securities, together with an audit report thereon, for each of the fiscal years in the three-year period ending December 31, 2014;

(ii)    unaudited and reviewed consolidated financial statements (and related footnotes) of the Company and its Subsidiaries prepared on a consolidated basis in accordance with GAAP, and of the type required by Regulation S-X under the Securities Act for an offering of debt securities, for the six-month periods ended June 30, 2015 and 2014 or, if the Marketing Period shall not have been completed by the Staleness Date, for the nine-month periods ending September 30, 2015 and 2014;

(iii)   historical financial information and historical financial data of the Company and its Subsidiaries, solely to the extent such information and data is necessary in order for Purchaser to prepare customary pro forma financial statements (and related footnotes) in accordance with Article 11 of Regulation S-X under the Securities Act for the following periods: (I) the fiscal year ended December 31, 2014, (II) the six months ended June 30, 2015 or, if the Marketing Period shall not have been completed by the Staleness Date, the nine months ending September 30, 2015, and (III) the six months ended June 30, 2014 or, if the Marketing Period shall not have been completed by the Staleness Date, the nine months ended September 30, 2014;

(iv)   all other historical financial and historical accounting data that is reasonably requested by the Purchaser, solely to the extent such information and data is necessary for the underwriter or initial purchaser of an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants on the financial periods described in clauses (i) and (ii) above in connection with the Financing, which such auditors are prepared to provide upon completion of customary procedures.

Notwithstanding anything herein to the contrary, “Required Information” shall not include, or require the Company to provide, any information which would be required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, or which is otherwise not customarily included in offering memoranda used in private placements, pursuant to Rule 144A of the Securities Act, of non-convertible debt securities. In addition, for the avoidance of doubt, “Required Information” shall not include pro forma financial information or projections, and the Purchaser shall be solely responsible for any pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments included in any Offering Documents.

If the Sellers’ Representative shall in good faith reasonably believe that the Required Information has been delivered to Purchaser, the Sellers’ Representative may deliver to Purchaser a written notice to that effect (stating when it believes the delivery of the Required Information to Purchaser was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Required Information and the Purchaser shall be deemed to have received the Required Information, unless the Purchaser in good faith reasonably believes that the Company has not completed delivery of the Required Information and not later than 5:00 p.m. (New York City time) three (3) Business Days (or, with respect to Required Information covering periods after the Staleness Date, five (5) Business Days) after the delivery of such notice by the Sellers’ Representative, delivers a written notice to the Sellers’ Representative to that effect (stating with specificity which such Required Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time at which (and so long as) the Purchaser shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Sellers’ Representative.

“R&W Insurance Policy” means the representation and warranty insurance policy issued by AIG to the Purchaser with respect to this Agreement in the form delivered to the Company prior to the execution of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Staleness Date” shall mean November 11, 2015.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Tax” shall mean all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, unemployment, use, property, ad valorem, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, Pension Benefits Guaranty Corporation premium, Social Security or other tax, including any interest, penalties and additions to tax related thereto imposed with respect to such amounts.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to Taxes.

“Transaction Expenses” means, to the extent paid by the Company and/or the Sellers between May 31, 2015 and the Closing Date or not paid by the Company and/or the Sellers, the aggregate amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, experts, consultants, brokers and other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Sellers, the Company or its Subsidiaries and their respective Affiliates on or prior to the Closing in connection with the consideration of, and planning for, the negotiation of, the performance of and all the efforts to implement, this Agreement and the transactions contemplated hereby, including all (a) fees payable by the Company or any of its Subsidiaries to any Seller or any Affiliates of any such party in connection with this Agreement or the transactions contemplated hereby and (b) payments (including severance, termination, Tax gross-up, retention or transaction bonus payments) and related expenses to directors, officers, employees, consultants, advisors and agents of and to the Company or its Subsidiaries which become payable on or prior to the Closing by the Company or any Subsidiary of the Company as a result of the consummation of the transactions contemplated hereby, including the employer’s share of Taxes payable with respect to all such amounts payable by the Company or any Subsidiary of the Company.

1.2     Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Agreement	Preamble
Alternative Financing	Section 5.9(a)
Anticorruption Laws	Section 3.8(b)
Business	Recitals
Benefit Plan	Section 3.10(a)
Claim Notice	Section 10.3
Closing	Section 2.1
Closing Date	Section 2.4(a)
Closing Purchase Price	Section 2.2(a)
Company	Recitals
Company Assets	3.17(a)
Company Employee	Section 6.1(a)
Company Intellectual Property	Section 3.16(a)
Confidential Information	Section 5.2
Debt Documents	Section 5.9(a)
Deductible	Section 10.1(c)

DOJ	Section 5.3(a)
Environmental Permits	Section 3.14(a)(ii)
FCPA	Section 3.8(b)
FFDCA	Section 3.20(e)
Financial Statements	Section 3.5(a)
Financing	Section 5.9(b)
Financing Arrangers	Section 5.9(b)
FTC	Section 5.3(a)
Governmental Approvals	Section 5.3(a)
Interim Balance Sheet	Section 3.5(a)
Interim Balance Sheet Date	Section 3.5(a)
Leased Real Property	Section 3.12(b)
Licensed Intellectual Property	Section 3.16(a)
Management Sellers	Section 5.10(a)
Merger Agreement	Section 5.12
New Plans	Section 6.1(b)
Old Plans	Section 6.1(b)
Option Amount	Section 2.2(a)
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 3.12(a)
Parachute Payment Waivers	Section 2.4(b)
Party(ies)	Preamble
Patriot Act	Section 3.8(b)
Payment Schedule	Section 2.2(a)
Per Claim Threshold	Section 10.1(b)
Pre-Closing Dividends	Section 2.4(b)(i)(D)
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnified Party(ies)	Section 10.1
Real Property Lease	Section 3.12(b)
Real Property Sublease	Section 3.12(b)
Registered Intellectual Property	Section 3.16(a)
Restricted Business	5.10(a)

Sale	Section 2.1
Securities	Recitals
Seller(s)	Preamble
Seller Disclosure Schedule	Article III
Seller Indemnitees	Section 5.8(a)
Sellers’ Representative	Preamble
Significant Contracts	Section 3.15(a)
Solvent	Section 4.5(a)
Staleness Date	Section 1.1
Tax Benefit Amount	Section 2.2(a)
Termination Date	Section 10.2(a)

Third-Party Claim	Section 10.4
Trade Regulations	Section 3.8(b)
Transfer Taxes	Section 7.2

ARTICLE II

THE SALE AND PURCHASE

2.1     Sale and Purchase of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Seller shall transfer, convey, assign and deliver to Purchaser and/or its designees, and Purchaser and/or its designees shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Securities (the “Sale“), free and clear of any Liens.

2.2     Purchase Price.

(a)     The “Purchase Price” is equal to (A) $287,150,000 in cash, plus (B) an amount equal to forty percent (40%) of the amounts to be claimed as expenses deductible for Tax purposes by the Company on account of the Transaction Expenses and the Option Amount, as set forth in the Tax Deduction Schedule delivered to Purchaser prior to the execution of this Agreement (the “Tax Benefit Amount”) (provided that in no event will any amounts be included for purposes of calculating the Tax Benefit Amount if such amounts are not deductible by the Company because they are “excess parachute payments” within the meaning of Section 280G of the Code), less (C) all Transaction Expenses, in such amount as set forth on a schedule delivered by Sellers to Purchaser no later than three (3) Business Days prior to Closing (it being understood that along with such schedule, Sellers shall deliver to Purchaser documents, which may be in the form of receipts and/or invoices of William Blair, Deutsche Bank, Paine & Partners, Wachtell, Lipton, Rosen & Katz, KPMG, Alvarez & Marsal, and ERM, which documents Purchaser shall accept as conclusively establishing the amount of the Transaction Expenses set forth in clause (a) of the definition thereof), less (D) any Pre-Closing Dividends, less (E) the Escrow Amount, less (F) fifty percent (50%) of the premium for the R&W Insurance Policy, which 50% amount shall not exceed $797,500. In consideration for the Securities, at the Closing, (i) Purchaser shall pay to Sellers an aggregate amount (the “Closing Purchase Price”) equal to (A) the Purchase Price, less (B) the aggregate amount to be paid to holders of Options pursuant to Section 2.3 (the “Option Amount”), as set forth on a schedule delivered by Sellers to Purchaser no later than three (3) Business Days prior to Closing, such Closing Purchase Price to be paid by wire transfer of immediately available funds to the Sellers’ Representative in accordance with the wire instructions delivered to Purchaser at least three (3) Business Days prior to the Closing, for further distribution to the Sellers by the Sellers’ Representative, and (ii) Purchaser shall pay to the Company, for payment by the Company to holders of Options in accordance with the last sentence of Section 2.3, the Option Amount, such Option Amount to be paid by wire transfer of immediately available funds to the Company in accordance with the wire instructions set forth on the Payment Schedule.

2.3     Options. Immediately prior to the Closing, each Option that is unexpired and unexercised shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product obtained by multiplying (a) the total number of common shares of the Company subject to such Option immediately prior to such cancellation by (b) the excess, if any, of the Per Share Amount over the exercise price per share subject to such Option immediately prior to such cancellation. On or as soon as practicable following the Closing, but in any event no later than 5 days following the Closing, the Company shall make, by a payroll payment through the Company’s payroll provider, the payments contemplated by this Section 2.3. Before the Closing Date, the Board of Directors of the Company shall take such actions in accordance with the terms of the Company’s 2013 Stock Option Plan as are required to provide that (i) each Option that is unexpired and unexercised as of the Closing Date shall be cancelled in exchange for the consideration described in this Section 2.3 and (ii) the Company’s 2013 Stock Option Plan shall be terminated effective as of the Closing.

2.4     Closing.

(a)     The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the second Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other place, time or date as may be mutually agreed upon in writing by each Seller and Purchaser (the “Closing Date”); provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur instead on (i) the earlier to occur of (A) any Business Day during the Marketing Period to be specified by Purchaser to the Sellers’ Representative on no less than two Business Days’ written notice to the Sellers' Representative and (B) the second Business Day following the last day of the Marketing Period or (ii) such other date, time or place as agreed to in writing by the Parties, in each case subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).

(b)     At the Closing:

(i)     Sellers shall:

(A)     deliver to Purchaser certificates evidencing the Securities to the extent that such Securities are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, or confirmations of book-entry transfer with respect to the Securities;

(B) deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(d);

(C) deliver to Purchaser an executed counterpart to the Escrow Agreement; and

(D)     deliver to Purchaser a certificate, executed by the chief financial officer of the Company, setting forth (i) the true and correct amount of Indebtedness related to borrowed money and all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded on the Financial Statements as capital leases or that would be capital leases under GAAP as of the Closing Date, and (ii) the true and correct amount of any dividends or distributions that the Company declared, set aside or paid (whether in cash or in kind) to any Person other than a Subsidiary of the Company since May 31, 2015 (“Pre-Closing Dividends”).

(ii)    Purchaser shall:

(A)     deposit the Escrow Amount with U.S. Bank, National Association or such other agent as may be mutually agreed by Sellers’ Representative and Purchaser (the “Escrow Agent”), to be held in an account in the name of Purchaser (the “Escrow Account”) by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement;

(B) deliver to Sellers an executed counterpart to the Escrow Agreement;

(C) pay to the Sellers’ Representative the Closing Purchase Price;

(D) pay to the Company the Option Amount;

(E) repay or cause to be repaid the aggregate amount of all outstanding obligations under the Credit Agreement;

(F) deliver to Sellers the certificate required to be delivered pursuant to Section 8.3(c); and

(G) pay or cause to be paid, on behalf of the Company and its Subsidiaries, all Transaction Expenses that have not been paid by the Company and/or the Sellers on or before the Closing Date.

(iii)   The Company shall deliver to Purchaser a duly signed and properly executed certification in a form reasonably satisfactory to the Purchaser conforming to the requirements of Treasury Regulations Sections 1.1445 -2(c)(3), stating that the Company is not and was not within the past five years a U.S. real property holding corporation within the meaning of Section 897 of the Code.

2.5     Withholding. Each of Purchaser and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law, including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Sellers represent and warrant to Purchaser as follows:

3.1     Organization and Qualification.

(a)     Each Seller that is not an individual, the Company and each of the Company’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company and its Subsidiaries have all requisite power and authority to own, lease and operate their properties and assets and to carry on their business as now being conducted.

(b)     The Company and its Subsidiaries are qualified to do business and each is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have delivered to Purchaser correct and complete copies of the Organizational Documents of the Company, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of the provisions of any of their respective Organizational Documents.

3.2     Capitalization.

(a)     Section 3.2(a) of the Seller Disclosure Schedule sets forth a list of each Subsidiary of the Company. Except for the Subsidiaries listed on Section 3.2(a) of the Seller Disclosure Schedule, the Company does not control and does not hold any equity interest, directly or indirectly, of any other Person.

(b)     The entire authorized capital stock (or, where applicable, other equity interests) of the Company is as set forth on Section 3.2(b) of the Seller Disclosure Schedule. All of the outstanding equity interests of the Company are held of record and beneficially owned by the Persons in the respective amounts set forth on Section 3.2(b) of the Seller Disclosure Schedule. All of the outstanding equity interests of each such Subsidiary are, directly or indirectly, held of record and beneficially owned by the Company. All of the issued and outstanding equity interests listed in Section 3.2(b) of the Seller Disclosure Schedule are duly authorized, validly issued, fully paid and non-assessable. No equity interest of the Company was issued in violation of any Organizational Document of the Company or any Subsidiary of the Company, as applicable, any applicable Law or the rights of any Person, including any preemptive rights. Other than the Securities, the Options and the other equity interests set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no shares of common stock, preferred stock or other equity interests of the Company or its Subsidiaries reserved, issued or outstanding or held in treasury, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Company or its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

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(c)     The Sellers have good and valid title to the Securities, which have been validly issued, are properly reflected in the Company’s books and records, and are free and clear of all Liens, other than Permitted Liens. The Company or a Subsidiary of the Company, as applicable, has good and valid title to all equity interests of each Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens.

(d)     As of the date of this Agreement, there are 88,233 shares of the Company’s common stock reserved for issuance under the Company’s 2013 Stock Option Plan, of which 88,233 shares of the Company’s common stock are subject to outstanding Options having a weighted average exercise price of $61.38. Section 3.2(b) of the Seller Disclosure Schedule sets forth the following information with respect to each Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of the Option; and (ii) the number of shares of the Company’s common stock subject to such Option, the date of grant, exercise price, number of shares vested as of the date hereof, vesting schedule and the type of Option, as applicable.

3.3     Authority Relative to this Agreement. In the case of each Seller that is not an individual, such Sellers have all necessary corporate, limited partnership or limited liability power and authority, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each Seller and no other proceedings on the part of any Seller are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Sellers, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

3.4     Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Sellers or the Company or its Subsidiaries for the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement, except (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any foreign, state or federal licenses or permits listed on Section 3.4 of the Seller Disclosure Schedule; or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming compliance with or the making or receipt of, as applicable, the items described in clauses (i) through (iii) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Sellers or of the Company or of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Significant Contract or (C) violate or infringe any Law applicable to the Company or any of its Subsidiaries, properties or assets, except in the case of (B) and (C) for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5     Financial Statements; Internal Controls; No Undisclosed Liabilities; Indebtedness.

(a) Section 3.5 of the Seller Disclosure Schedule sets forth the following financial statements: (i) the audited combined balance sheet of the Company and its Subsidiaries (or the predecessors of such Persons), as of December 31st of the years 2012, 2013 and 2014; (ii) the audited combined statements of income of the Company and its Subsidiaries for the years then ended; (iii) the audited combined statements of cash flows of the Company and its Subsidiaries for the years then ended; (iv) the unaudited combined balance sheets of the Company and its Subsidiaries as of May 31, 2015 and June 30, 2015 (the “Interim Balance Sheet”); (v) the unaudited combined statements of income of the Company and its Subsidiaries for the five-month period ended May 31, 2015 and the six-month period ended June 30, 2015 (the “Interim Balance Sheet Date”) and (vi) the unaudited combined statements of cash flows of the Company and its Subsidiaries for the five-month period ended May 31, 2015 and the six-month period ended June 30, 2015 (the items referred to in clauses (i) through (vi), with any notes thereto, being herein collectively referred to as the “Financial Statements”), which, in the case of clauses (i) through (iii), also includes the auditor’s opinions thereon, which opinion is not qualified as to the scope of audit or as to the status of the Company and its Subsidiaries as a going concern or include any like exception or qualification. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined financial position and the combined results of operations of the Company and its Subsidiaries as of the respective dates thereof or the periods then ended.

(b)     The Company and its Subsidiaries maintain internal accounting controls designed to provide reasonable assurances regarding the execution of transactions in accordance with management’s authorization, the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions by the Company and its Subsidiaries; and (ii) are designed to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and to maintain proper accountability for items, except where the failure to so maintain such internal accounting controls would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)     Neither the Company nor any of its Subsidiaries have any liabilities or obligations of any kind or nature that would be required to be disclosed on financial statements in accordance with GAAP except (i) liabilities that are accrued or reserved in the financial statements for the Company and its Subsidiaries for the fiscal year ended December 31, 2014; (ii) liabilities that have arisen since December 31, 2014 that were incurred in the ordinary course of business consistent with past practice (none of which results from, arises out of or relates to any breach or violation of, or default under, any Contract to which the Company of any of its Subsidiaries is a party or by which such Person is bound or to which any of such Person’s properties or assets are subject, or applicable Law); (iii) liabilities disclosed in Section 3.5(c) of the Seller Disclosure Schedule; (iv) liabilities expressly contemplated to be incurred pursuant to this Agreement, or (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     Section 3.5(d) of the Seller Disclosure Schedule sets forth all of the Indebtedness for borrowed money, capital leases (as would be determined in accordance with GAAP), and other material Indebtedness of the Company and its Subsidiaries and the amounts thereof as of May 31, 2015 and as of the date hereof. Neither the Company nor any Subsidiary of the Company is in default or otherwise in breach with respect to any such Indebtedness, except where such default or breach would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Purchaser a true, correct and complete copy of all documents (including all amendments, supplements, waivers and consents) evidencing such Indebtedness for borrowed money of the Company and its Subsidiaries.

3.6     Absence of Certain Changes or Events. Since December 31, 2014 and through the date of this Agreement, (a) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, (b) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or distribution (whether in cash or in kind) to any Person other than the Company or a Subsidiary of the Company, (c) there has not occurred any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) there has not been any action taken by the Company or any of the Company’s Subsidiaries that, if taken during the period from the date hereof through the Closing Date, would constitute a breach of Section 5.4.

3.7     Litigation. As of the date of this Agreement, (a) there is no civil, criminal or administrative Action pending, or to the Knowledge of Sellers, threatened, against the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, writ, or injunction, except in the case of (a) or (b) as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Sellers, there is no Action which the Company or any Subsidiary intends to initiate.

3.8     Compliance with Laws.

(a)     The Company and each of its Subsidiaries are, and have been since January 1, 2013, in compliance with all Laws and Orders applicable to it, except where the failure to be in compliance would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of the violation of any Laws applicable to it, would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)     Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of Sellers, the Company and each of its Subsidiaries are and since January 1, 2013 have been, in compliance with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and all other anticorruption and anti-bribery laws applicable to the Company or any of its Subsidiaries (the “Anticorruption Laws”), (ii) the Uniting Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as amended (the “Patriot Act”); and (iii) all laws and regulations prohibiting the conduct of business or engaging in a transaction with any Person (A) who was identified on the list published by the U.S. Treasury Department Office of Foreign Asset Control at such time or (B) with whom a citizen of the United States was prohibited from engaging in any business or transaction by any trade embargo, economic sanction, Executive Order or law (the “Trade Regulations”). Since January 1, 2013, none of the Company, its Subsidiaries, or to the Knowledge of Sellers, any representatives acting on behalf of the Company or its Subsidiaries, have received any written notice or inquiry from any Governmental Entity or other Person involving any allegation, charge, Action, or investigation of or request for information from the Company or any of its Subsidiaries regarding any potential violation of any Anticorruption Laws, the Patriot Act or any Trade Regulations.

3.9     Permits. The Company and its Subsidiaries currently have all Permits which are required to permit, immediately following the Closing, the operation of the Company’s business as presently conducted, other than those Permits the failure of which to possess would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit held by the Company or any of its Subsidiaries, except for defaults or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no Action is pending or, to the Knowledge of Sellers, threatened to terminate, revoke, suspend, limit or modify in a manner materially adverse to the Company any Permit or alleging that the Company or any of its Subsidiaries is not in material compliance with any Permit.

3.10     Employee Benefit Plans.

(a)     For purposes of this Agreement, the term “Benefit Plan” shall mean each employee compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, in each case that is sponsored, maintained or contributed to by Sellers, the Company or any of its Subsidiaries for the benefit of the Company Employees, Former Company Employees, officers, directors or consultants, or under which the Company or any of its Subsidiaries would reasonably be expected to have any liability. Section 3.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan, and indicates each such Benefit Plan that benefits individuals outside of the United States.

(b)     With respect to each Benefit Plan, Sellers have made available to Purchaser (i) correct and complete copies of the plan document, as amended from time to time, (ii) the current summary plan description and any modifications thereto, or if not subject to the summary plan description requirements, a written summary of the Benefit Plan; (iii) the most recent Form 5500 and any attached financial statement and any related actuarial reports (if applicable); (iv) the most recent IRS determination or opinion letter (if applicable); (v) insurance contracts, trust agreements or any other funding document associated with the Benefit Plan; and (vi) any material communication in the past three (3) years with the IRS, U.S. Department of Labor or other regulator regarding a Benefit Plan.

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Sellers, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) since January 1, 2009, no Benefit Plan has been subject to Title IV of ERISA; (iv) no Benefit Plan provides medical or other welfare benefits with respect to any of the Company Employees, Former Company Employees or other covered individual (or any dependent of such an individual) beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law and entirely at the individual’s expense or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, any of the Company’s Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries of incurring a liability thereunder; (vi) since January 1, 2009, no employee benefit plan of the Company or any of its Subsidiaries or any ERISA Affiliate of the Company is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (vii) there are no pending, threatened or, to the Knowledge of Sellers, anticipated claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries.

(d)     All material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) for any period ending on or before the Closing Date that are not yet due have been made to each Benefit Plan or accrued in accordance with accepted accounting practices.

(e)     There are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company or any of its Subsidiaries to any (i) excise Tax or other liability under Chapters 43 or 47 of Subtitle D of the Code or (ii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(f)     The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any individual to severance pay, unemployment compensation or any other payment, except as provided in this Agreement and except for unemployment benefits provided under applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any individual, except as provided in this Agreement.

(g)     It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any Section of this Agreement other than this Section 3.10.

3.11    Employees; Labor Matters.

(a)     Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (i) as of the date hereof and during the three years preceding the date hereof, (A) there have been no strikes or lockouts with respect to any Company Employees, and no Company Employees have been represented by a union or other bargaining representative, (B) no Company Employees have been covered by a collective bargaining agreement, (C) to the Knowledge of Sellers, there has been no union organizing effort pending or threatened involving any of the Company Employees, (D) there has been no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Sellers, threatened with respect to any of the Company Employees, and (E) there has been no slowdown, or work stoppage in effect or, to the Knowledge of Sellers, threatened with respect to any of the Company Employees, and (ii) with respect to the Company Employees, Sellers and their Subsidiaries are in compliance with all applicable Laws and Orders respecting (A) employment and employment practices, (B) immigration and verification of identity and work authorization, (C) terms and conditions of employment and wages and hours, and (D) unfair labor practices. Neither the Company nor any of its Subsidiaries has conducted any mass layoff or plant closing as contemplated by, and neither the Company nor any of its Subsidiaries has any liabilities under, the Worker Adjustment and Retraining Notification Act of 1998 or any similar state, local or foreign Law as a result of any action taken by Sellers or any of their Affiliates.

(b)     It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 3.11.

3.12     Real Property.

(a)     Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has fee simple or comparable valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b)     Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the real property leased by the Company or one of its Subsidiaries (the “Leased Real Property”). Each lease or other agreement pursuant to which the Company or one of its Subsidiaries leases or otherwise occupies any Leased Real Property (together with all amendments, modifications and agreements related thereto) shall hereinafter be referred to as a “Real Property Lease,” and each sublease or other agreement pursuant to which the Company or one of its Subsidiaries subleases or otherwise permits any Person to occupy all or a portion of any Leased Real Property (together with all amendments, modifications and agreements related thereto) shall hereinafter be referred to as a “Real Property Sublease.” Section 3.12(b) of the Seller Disclosure Schedule sets forth a list of each Real Property Lease and each Real Property Sublease. The Company or one of its Subsidiaries has a leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the Leased Real Property under which the Company or one of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)     None of the Company or any of its Subsidiaries is in default or otherwise in breach under any Real Property Lease or Real Property Sublease and, to the Knowledge of the Sellers, no other party is in default or otherwise in breach thereof, except for breaches or defaults that would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No party to any Real Property Lease or Real Property Sublease has notified the Company in writing that it is exercising any termination right with respect thereto, and to the Knowledge of the Sellers, there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease or Real Property Sublease. Sellers have made available to Purchaser a true, correct and complete copy of each Real Property Lease and each Real Property Sublease. Each Real Property Lease and each Real Property Sublease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties, in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)     All of the land, buildings, structures and other improvements used by the Company or any of its Subsidiaries in the conduct of the Business are included in the Owned Real Property and Leased Real Property. Except for the Real Property Leases and the Real Property Subleases, there is no lease, sublease or occupancy agreement in effect with respect to any Owned Real Property or Leased Real Property. There is no pending or, to the Knowledge of Sellers, threatened condemnation or other eminent domain proceeding affecting any Owned Real Property or Leased Real Property or any sale or other disposition of any Owned Real Property or Leased Real Property in lieu of condemnation.

3.13     Taxes. Except (x) to the extent resulting from the filing of any Tax Return (whether original or amended) prepared (or caused to be prepared) by Purchaser following the Closing that is not prepared in accordance with the past practice of the Company (except to the extent otherwise required by applicable Law), or (y) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a) All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such filed Tax Returns are correct and complete; (ii) all Taxes due and owing, including all Taxes shown to be due on such Tax Returns, have been paid; (iii) as of the date of this Agreement, there is no pending Tax Proceeding with respect to any Taxes of the Company and its Subsidiaries; (iv) the Company and its Subsidiaries have withheld, collected and paid over to the appropriate taxing authority all Taxes that the Company or any of its Subsidiaries are obligated to withhold for Taxes of any employee, shareholder, creditor or third party; (v) within the past two (2) years neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; and (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011 -4.

(b)     There are no Liens (other than Liens described in clause (b) of the definition of Permitted Liens) for Taxes on the assets of the Company or any of its Subsidiaries.

(c)     The unpaid Taxes of the Company and each of its Subsidiaries as of the Interim Balance Sheet Date did not exceed the reserve for Tax liability set forth on the Interim Balance Sheet.

(d)     There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of any Tax, pending between the Company or any Subsidiary of the Company and any taxing authority of any Governmental Entity.

(e)     Neither the Company nor any Subsidiary of the Company has (i) waived any statute of limitations with respect to any of its Taxes, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes, which waiver or extension is still in effect.

(f)     Neither the Company nor any Subsidiary of the Company has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502 -6 (or any similar provision of state, local, or foreign applicable Law). Neither the Company nor any of its Subsidiaries is bound by or has any liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement (other than ordinary course agreements with respect to the acquisition of goods or services or under loan agreements for borrowed money).

(g)     Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing Date; (ii) any prepaid amount received prior to the Closing Date; (iii) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or foreign income Tax law) made prior to the Closing Date; (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulations Section 1.1502 -19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law) entered into prior to the Closing Date; (v) a change in the method of accounting made on or prior to the Closing Date for a period ending on or prior to the Closing Date; or (vi) any deferral of income under Code Section 108(i) as a result of the acquisition of a debt instrument.

(h)     Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) as a result of the transactions contemplated in this Agreement. Neither the Company nor any Subsidiary of the Company has any obligation or any liability to compensate an individual for excise Taxes pursuant to Code Section 4999 or Section 409A of the Code.

(i)     No claim has been made or threatened in writing by a Tax authority in any jurisdiction asserting that the Company or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company or any of its Subsidiaries, including sales and use Taxes required to be collected by the Company or any of its Subsidiaries and remitted to that jurisdiction and income Taxes payable to that jurisdiction.

(j)     No representation or warranty set forth in this Section 3.13 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

(k)     It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 3.13.

3.14     Environmental Matters.

(a)     Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(i)     The Company and its Subsidiaries and the facilities and operations on the Owned Real Property and the Leased Real Property are in compliance with applicable Environmental Laws applicable to the Company and its Subsidiaries;

(ii)    The operation of the Company’s business is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws and necessary to operate the Company’s business as presently operated (the “Environmental Permits”);

(iii)   The Company is not subject to any pending, or to the Knowledge of Sellers, threatened claim alleging that it or any of its Subsidiaries is in violation of any Environmental Law or any Environmental Permit or that the Company or any of its Subsidiaries has any liability under any Environmental Law;

(iv)   There are no pending or, to the Knowledge of Sellers, threatened investigations of the Company or its Subsidiaries, or any currently or previously owned or leased real property of the Company and its Subsidiaries under Environmental Laws, which would reasonably be expected to result in Sellers incurring any liability pursuant to any Environmental Law; and

(v)    there is not present in, on or under any of the Owned Real Property or Leased Real Property (other than Leased Real Property in respect of land) any Hazardous Substance in such form or quantity as to create any liability for the Company or any of its Subsidiaries under any applicable Environmental Law or any other liability for the Company, any of its Subsidiaries or Purchaser. None of the Company or any of its Subsidiaries has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to create any liability under any applicable Environmental Law or any other liability for the Company, any of its Subsidiaries or Purchaser.

(b)     It is agreed and understood that no representation or warranty is made by Sellers in respect of environmental matters, other than the representations and warranties set forth in this Section 3.14.

3.15     Significant Contracts.

(a)     Section 3.15 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (which, for the avoidance of doubt, shall not include purchase orders and invoices) to which the Company or any of its Subsidiaries is a party or is bound (the “Significant Contracts”):

(i)     Contracts containing a minimum purchase requirement for the Company or any of its Subsidiaries to purchase during the twelve (12)-month period immediately following, or pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12)-month period immediately preceding, December 31, 2014, in the aggregate, a minimum of $500,000 of goods and/or services on an annual basis;

(ii)    Contracts containing a minimum supply commitment for the Company or any of its Subsidiaries to sell during the twelve (12)-month period immediately following, or pursuant to which the Company or any of its Subsidiaries has sold during the twelve (12)-month period immediately preceding, December 31, 2014, in the aggregate, a minimum of $500,000 of goods and/or services on an annual basis;

(iii)   any Contract that is a requirements contract or contains exclusivity arrangements or a “most favored nation” pricing clause, in each case, binding on and material to the Company or its Subsidiaries;

(iv)   any Contract containing any future capital expenditure obligations of the Company or any of its Subsidiaries in excess of $500,000;

(v)    any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of funds, extension of credit or financing, or providing for the creation of any Lien (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries;

(vi)   any joint venture, partnership or other similar agreement involving co-investment between the Company or any of its Subsidiaries and a third party;

(vii)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any Seller or any Affiliate of a Seller, on the other hand;

(viii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries may have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation that is reasonably expected to be $1,000,000 or greater in amount; and

(ix)    any Contract containing covenants that would restrict or limit in any material respect the ability of the Company or any of its Subsidiaries after the Closing to engage in, or compete with any Person or in any geographic area with respect to the Company’s and its Subsidiaries’ business as presently conducted with any Person or in any geographic area.

(b)     Each Significant Contract is a legal, valid and binding obligation of the Company or the Subsidiary of the Company which is a party thereto, and, to the Knowledge of Sellers, on each counterparty thereto, and is in full force and effect, and neither the Company nor the Subsidiary of the Company which is a party thereto or, to the Knowledge of Sellers, any other party thereto, is in breach of, or in default under, any such Significant Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or the Subsidiary of the Company which is a party thereto, or, to the Knowledge of Sellers, any other party thereto, in each case, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.16     Intellectual Property.

(a)     Section 3.16 of the Seller Disclosure Schedule sets forth a list of: (i) all applications and registrations of Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”); and (ii) all applications and registrations of Intellectual Property used by the Company or any of its Subsidiaries, but not owned by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”). With respect to Company Intellectual Property that is registered with or issued by a Governmental Entity or for which applications for registration or issuance have been filed (the “Registered Intellectual Property”), all material fees, payments and filings due as of the Closing Date with respect to all of the Registered Intellectual Property have been duly made. All material items of the Registered Intellectual Property are valid, in full force and effect and are subsisting or to the extent such items are applications, are pending without challenge (other than office actions that may be pending before the United States Patent and Trademark Office or its foreign equivalents).

(b)     Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries owns, free and clear of all Liens except for Permitted Liens, the Company Intellectual Property, (ii) the Company or one of its Subsidiaries is licensed or otherwise possess valid rights to use the Licensed Intellectual Property, (iii) neither the Company nor any of its Subsidiaries nor any item of the Company Intellectual Property has infringed, violated, misappropriated, or unlawfully used, or is infringing, violating, misappropriating or unlawfully using, any Intellectual Property of any third Person, (iv) neither the Company nor any of its Subsidiaries has received any written notice that the conduct of its business infringes, violates, misappropriates or unlawfully uses any Intellectual Property of any third Person, and (v) to the Knowledge of Sellers, no third Person is infringing, violating, misappropriating or unlawfully using, or threatening to infringe, violate, misappropriate or unlawfully use, any of the Company Intellectual Property.

(c)     (i) The Company and its Subsidiaries have used their respective commercially reasonable efforts to prevent the unauthorized disclosure or use of any trade secrets and proprietary information; and (ii) to the Knowledge of Sellers, there has been no unauthorized disclosure or use by employees, officers, directors, agents consultants and contractors of, and, to the Knowledge of Sellers, there has otherwise been no unauthorized disclosure or use of, the trade secrets or proprietary information of the Company or its Subsidiaries.

(d)      It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Intellectual Property matters, other than the representations and warranties set forth in this Section 3.16.

3.17     Certain Assets.

Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)     The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or a valid license for, or other valid right to use, all of their assets, rights and properties, whether tangible or intangible, including all of the assets reflected on the Interim Balance Sheet (other than Owned Real Property, Leased Real Property, and assets disposed of in the ordinary course of business, consistent with past practice, since the Interim Balance Sheet Date) or used in connection with the Business (collectively, the “Company Assets”), free and clear of all Liens except for Permitted Liens.

(b)     All of the tangible Company Assets are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations, and are adequate and suitable for their present uses.

3.18     Business Relationships.

(a)     There are no material disputes outstanding with any of the ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis by dollar value of net sales to such customers) for the fiscal years ended December 31, 2014 and December 31, 2013, nor has any such customer indicated in writing any intention to terminate or materially change the terms of its relationship with the Company or its Subsidiaries.

(b)     There are no material disputes outstanding with any of the ten (10) largest vendors and suppliers of the Company and its Subsidiaries (on a consolidated basis by dollar value of net purchases from such vendors and suppliers) for the fiscal years ended December 31, 2014 and December 31, 2013, nor has any such vendor or supplier indicated in writing any intention to terminate or materially change the terms of its relationship with the Company or its Subsidiaries.

3.19     Insurance. With respect to all policies of insurance maintained by the Company and its Subsidiaries with respect to their properties, assets and businesses that are currently in force, all required premiums have been paid with respect to such insurance policies through the date hereof, except where such failures to pay premiums would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Sellers, any insurance required to be maintained by the Company and each Subsidiary under any Contract is so maintained. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, nor has the Company or any of its Subsidiaries been denied insurance coverage (except to the extent that specific insurers may have declined to provide quotes when coverage was marketed at renewal), except where such defaults or denials would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

3.20     Inventory. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the inventory of the Company and its Subsidiaries is in good and marketable condition and is usable and of a quality saleable in the ordinary course of business consistent with past practice.

3.21     Food Regulatory Compliance. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)     No license, approval, clearance, authorization, registration, certificate, permit, filing, notification or supplement or amendment thereto required for the Company and its Subsidiaries to operate their respective businesses that the Company or any of its Subsidiaries has received or made to the FDA or the United States Department of Agriculture has been materially limited, suspended, modified or revoked. To the Knowledge of Sellers, there is no reason to believe that the FDA or United States Department of Agriculture is considering such action.

(b)     There is no actual, or to the Knowledge of Sellers, threatened, enforcement action by the FDA, the United States Department of Agriculture or any other Governmental Entity that has jurisdiction over the Company or any of its Subsidiaries, and none of the Company, the Company’s Subsidiaries nor the Sellers have (i) received written notice of any pending or threatened claim against the Company or any of its Subsidiaries for such an enforcement action, or (ii) received any written communication that any Governmental Entity is considering such action.

(c)     All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or the United States Department of Agriculture by the Company or any of its Subsidiaries have been so filed, maintained or furnished.

(d)     Neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other written correspondence or written notice from the FDA, the United States Department of Agriculture or any counterpart state Governmental Entity alleging or asserting noncompliance with any applicable Law, any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any applicable Law, and, to the Knowledge of Sellers, there is no reason to believe that any such party is considering such action.

(e)     Every product sold by the Company or any of its Subsidiaries is in compliance with, and the Company’s and the Company’s Subsidiaries’ operations related to each such product have been and are in compliance with, all applicable requiremets of the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”), and implementing regulations and requirements adopted by the FDA in Title 21 of the Code of Federal Regulations (including FFDCA’s prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act; 21 C.F.R. pt. 1 Subpart H (Registration Of Food Facilities); 21 C.F.R. pt. 101 (Food Labeling); 21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food); and 21 C.F.R. pt. 170 (Food Additives)); the Perishable Agricultural Commodities Act (PACA) (7 U.S.C. § 499a et seq.); and all applicable Laws enforced by any Governmental Entity with jurisdiction over foods or food additives and any of the Company’s or the Company’s Subsidiaries’ operations.

3.22     Product Liability. Since January 1, 2013, (a) there have been no products distributed or sold by the Company or any of its Subsidiaries that have been recalled (whether voluntarily or otherwise) by the Company or any of its Subsidiaries and (b) there have been no actions (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any products distributed or sold by the Company or any of its Subsidiaries, except in the case of (a) and (b) for recalls or actions that would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.23     Product Warranties. Since January 1, 2013, each product produced, sold or delivered by the Company or any Subsidiary of the Company was at all times when such actions occurred in conformance with all applicable Contractual obligations, including all applicable express and implied warranties, except for failures to be in material conformance that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has any liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims shown on the Interim Balance Sheet, except for liabilities that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No product produced, sold or delivered by the Company or any Subsidiary of the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale, except for any other guarantees, warranties or other indemnities that would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.24     Brokers. Except for the Persons set forth in Section 3.25 of the Seller Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.25     Governmental Approvals. Without limiting the foregoing, to the Knowledge of Sellers, there is no material fact relating to the Company or any of its Subsidiaries’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered to Sellers prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser represents and warrants to Sellers as follows:

4.1     Organization and Qualification.

(a)     Purchaser is duly organized, validly existing and in good standing under the Laws of Canada, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)     Purchaser is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification.

4.2     Authority Relative to this Agreement. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

4.3     Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act. Assuming compliance with the items described in the preceding sentence, and except as would not impair in any material respect the ability of Sellers or Purchaser, as the case may be, to perform their respective obligations under this Agreement or prevent or materially delay the consummation of the Sale, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets.

4.4     Availability of Funds. Purchaser will have available on the Closing Date funds sufficient to pay the Purchase Price and expenses and will be able to pay or otherwise perform the obligations of Purchaser under this Agreement. In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

4.5     Solvency.

(a)     Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, each of Purchaser and its Subsidiaries will be Solvent. For purposes of this Section 4.5(a), “Solvent” means, with respect to any Person, that:

(i)     the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)    such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(iii)   such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

4.6     Litigation. As of the date of this Agreement, (i) there is no civil, criminal or administrative Action pending, or to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries that would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby, and (ii) neither Purchaser nor any Subsidiary thereof is subject to any outstanding Order, writ, or injunction that would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby.

4.7     Broker’s Fees. Except for the Persons set forth in Section 4.7 of the Purchaser Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.8     Acquisition of Securities for Investment. Purchaser is acquiring the Securities for the purpose of investment and not with a view toward or for resale in connection with any distribution thereof, or with any present intention of distributing or selling the Securities. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities Laws and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

4.9     Inspections; Limitation of Sellers’ Warranties. Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Securities and is capable of such evaluation. Purchaser acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of the officers and management employees of the Sellers, the Company and its Subsidiaries, and (iii) has been furnished with or been given sufficient access to such documents, information and records concerning the Company and its Subsidiaries and its businesses, financial condition and operations as Purchaser has requested and as it deems necessary or desirable in order to enter into this Agreement and the transactions contemplated hereby. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties contained in Article III. Except for the representations and warranties contained in Article III, Purchaser acknowledges that neither Sellers nor any other Person or entity on behalf of Sellers has made, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to Sellers, the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or any of its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of Sellers’ officers, directors, employees, agents, representatives, lenders or Affiliates.

4.10     Financing. Purchaser has delivered to the Sellers a true and complete copy of the Commitment Letter (with respect to the related fee letter, redacted for provisions related to fees and the economic terms of the “securities demand” provisions; provided that none of the redacted provisions could adversely affect the conditionality, availability or amount of the Financing (other than, with respect to the amount of the Financing, as a result of original issue discount resulting from any issuance under the “securities demand” provisions). The Commitment Letter has not been amended or modified prior to the date hereof and, as of the date hereof, the commitments contained in the Commitment Letter have not been withdrawn, reduced, terminated or rescinded in any respect. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which the Purchaser or their Affiliates is a party related to the funding (including the availability of the funding) of the Financing other than as expressly set forth in the Commitment Letter (except for the fee letter referenced above and any engagement letters or fee discount letters related to the Financing). Purchaser has fully paid or caused to be paid any and all commitment fees and any other fees required by the Commitment Letter to be paid on or prior to the date hereof. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law), and is not subject to any conditions precedent related to the funding of the Financing that are not set forth in the Commitment Letter provided to the Sellers. As of the date of this Agreement, (i) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the knowledge of the Purchaser, any other party under the Commitment Letter and (ii) Purchaser reasonably believes that the conditions to the Financing contemplated in the Commitment Letter to be satisfied by Purchaser will be satisfied, at or prior to the time contemplated hereunder for the Closing (taking into account the expected timing of the Marketing Period).

4.11     Governmental Approvals. Without limiting the foregoing, to the Knowledge of Purchaser, there is no material fact relating to Purchaser or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1     Access to Books and Records.

(a)     After the date of this Agreement, Sellers shall afford to representatives of Purchaser reasonable access to the books and records of the Company and its Subsidiaries during normal business hours consistent with applicable Law, upon reasonable notice and in accordance with the reasonable procedures established by Sellers; provided, however, that Sellers shall make available, or cause the Company and any of its Subsidiaries to make available, Company Employee personnel files only after the Closing Date.

(b)     Purchaser agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company’s business by Sellers or the Company and its Subsidiaries, and Purchaser and its representatives shall not communicate with any of the employees of Sellers or the Company and its Subsidiaries without the prior written consent of the Sellers’ Representative. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company or any of its Subsidiaries shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or contravene any Laws.

(c)     At and after Closing through the fifth anniversary of the Closing Date, subject to the reasonable confidentiality precautions of the party whose information is being accessed, Purchaser shall, and shall cause its respective Affiliates (including the Company and the Company’s Subsidiaries) to, afford the Sellers’ Representative and its representatives, during normal business hours, upon reasonable notice and at such requesting party’s expense, access to the books, records, properties and employees of the Company and its Subsidiaries to the extent that such access is reasonably necessary to (i) (A) prepare or audit financial statements, (B) prepare or file Tax Returns or (C) address Tax, accounting, financial or regulatory matters; and (ii) permit such requesting party and such requesting party’s representatives to make copies of such books and records for the foregoing purposes; provided, however, that nothing in this Agreement shall limit Sellers’ or Purchaser’s rights of discovery. If requested by Purchaser, such requesting party will provide reasonable substantiation of such requesting party’s purpose for such access to show that such access is for any of the foregoing purposes.

(d)     Purchaser agrees to hold all the books and records of the Company and its Subsidiaries existing on the Closing Date in accordance with its document retention policies or such longer time as may be required by Law, but in any event not less than five (5) years after the Closing Date.

5.2     Confidentiality. From and after Closing until the third (3rd) anniversary of the Closing Date, each Seller shall keep all documents, materials, records and other information that it has or has obtained prior to or after the Closing regarding Purchaser or its Affiliates or the Company and its Subsidiaries (“Confidential Information”) strictly confidential and will not disclose such information without Purchaser’s prior written consent, other than as required by Law; provided, that if any of the Sellers are required by Law to disclose Confidential Information, then they shall disclose only that portion of such information that is legally required to be disclosed and (to the extent permitted by Law) provide advance notice to Purchaser of such disclosure to the extent reasonably practicable and provide Purchaser or the Company or its Subsidiaries, as applicable, a reasonable opportunity to seek a protective order or other remedy and to reasonably cooperate with the seeking of such protective order or other remedy. “Confidential Information” shall not include information that (i) is or becomes publicly available (other than as a result of a disclosure in violation of this Section 5.2), (ii) is or becomes available to the Sellers or their Affiliates (other than by or with respect to the Company or any of its Subsidiaries) after the date hereof from a source that is not prohibited from disclosing such information to the Sellers or their Affiliates by a legal, contractual or fiduciary obligation or (iii) has been independently developed by the Sellers or their Affiliates (other than by or with respect to the Company or any of its Subsidiaries) after the date hereof without reference to Confidential Information.

5.3      Efforts.

(a)      Subject to the terms and conditions herein provided, Purchaser and Sellers shall, and Sellers shall cause the Company and its Subsidiaries to, use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, Purchaser shall, and Sellers shall cause the Company to, (A) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby no later than August 5, 2015, (B) make all other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated hereby no later than August 5, 2015, and (C) not extend any waiting period under the HSR Act or any other Antitrust Law, nor enter into any agreement with the United States Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Each Party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as possible.

(b)     Purchaser and Sellers shall, and Sellers shall cause the Company to, in connection with the actions referenced in Section 5.3(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Parties and/or their counsel informed of any communication received by such party from, or given by such party to, the FTC or the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of Sellers and Purchaser. Purchaser and Sellers shall, and Sellers shall cause the Company to, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.3(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or the Company, as the case may be) or its legal counsel.

(c) ;    In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.3(a) and 5.3(b), Purchaser shall use its reasonable best efforts to avoid the entry of, or to resist or resolve, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including by (i) agreeing to any limitation on its rights under this Agreement or any of the agreements contemplated hereby, (ii) litigating through a decision by the applicable court on a motion for preliminary injunction any actual suit brought or pursued by any Governmental Entity or any other Person, or (iii) proposing, negotiating, offering to commit or effecting (A) any sale, divestiture, license, hold separate or other disposition of assets or business of Purchaser, the Company or any of their respective Subsidiaries or Affiliates, or (B) any restrictions on the control or conduct of any business of Purchaser or the Company or their respective Subsidiaries or Affiliates; provided, that Purchaser shall not be obligated to take or agree to take the actions set forth in clauses (i) through (iii) above if such actions would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the Business as conducted by Purchaser, the Company and their respective Affiliates after giving effect to the transactions contemplated by this Agreement. Purchaser shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying any Antitrust Laws that would bind the Company in the event the Closing does not occur.

(d)     Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 5.3.

5.4     Conduct of Business.

(a)     During the period from the date of this Agreement to the Closing Date, or until the earlier termination of this Agreement in accordance with Article IX, except (i) as set forth in Section 5.4 of the Seller Disclosure Schedule, (ii) as expressly contemplated by this Agreement or (iii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided that Purchaser shall respond as soon as reasonably practicable but in no event later than five (5) Business Days following receipt of a written request for such response), Sellers agree that they will cause the Company and its Subsidiaries to, (w) conduct the Business in all material respects in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws, Orders and Permits, and (y) use their commercially reasonable efforts to preserve intact the Company’s business organization and relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.

(b)     During the period from the date of this Agreement to the Closing Date, or until the earlier termination of this Agreement in accordance with Article IX, except (i) as set forth in Section 5.4 of the Seller Disclosure Schedule, (ii) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided that Purchaser shall respond as soon as reasonably practicable but in no event later than five (5) Business Days following receipt of a written request from the Company for such response), (iii) as expressly contemplated by this Agreement, or (iv) as required by Law, Sellers covenant and agree that they shall cause the Company and its Subsidiaries not to take any of the following actions:

(i)     (A) amend or propose to amend their respective Organizational Documents, (B) split, combine or reclassify their outstanding capital stock or equity interests, or (C) declare, set aside or pay any dividend or distribution (whether in cash or in kind) to any Person other than a Subsidiary of the Company;

(ii)    (A) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire, any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock or equity securities, or amend any term of any outstanding equity securities or make any change to their capital structure, or (B) purchase, redeem or otherwise acquire or cancel any Securities or other equity securities;

(iii)   incur any Indebtedness; provided that the Company and its Subsidiaries may (A) incur Indebtedness to the extent that such Indebtedness will be repaid or extinguished prior the Closing, (B) incur intercompany Indebtedness, (C) incur such Indebtedness to replace or refinance existing credit facilities or other Indebtedness without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced Indebtedness and customary underwriting, arrangement, or similar fees and related expenses), (D) draw on existing working capital credit facilities, including the Credit Agreement or replacements thereof, or (E) enter into guarantees of Indebtedness permitted by the foregoing clauses (A)-(D);

(iv)   make any material acquisition of any assets or businesses for consideration in excess of $1,000,000 other than (A) purchases of inventory and supplies or acquisitions in the ordinary course of business consistent with past practice and (B) loans made to growers in the ordinary course of business consistent with past practice;

(v)    except as set forth in the capital budget of the Company and its Subsidiaries set forth on Schedule 5.4(b)(v), make any capital expenditures that are in the aggregate in excess of $500,000;

(vi)   enter into, amend or extend any collective bargaining or other labor agreements;

(vii)  (A) make any material Tax election or settle or compromise any material claim or assessment relating to Taxes; or (B) fail to prepare and timely file any Tax Returns required to be filed before Closing or timely withhold and remit any employment Taxes;

(viii) subject any material asset to any Lien, other than Permitted Liens;

(ix)    sell, lease, transfer or otherwise dispose of any material assets, other than sales of inventory in the ordinary course consistent with past practice;

(x)     except for changes in the ordinary course consistent with past practice, (A) adopt, enter into, amend or terminate any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Benefit Plan for the benefit or welfare of any individual; (B) enter into or amend any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at will employment or employment subject to termination upon not more than 90 days’ notice by the Company or any Subsidiary of the Company without any obligation of the Company or any Subsidiary of the Company; or (C) increase any compensation or fringe benefit of any director, officer or management level employee or pay any benefit to any director, officer or management level employee, other than (x) pursuant to a then existing Benefit Plan and in amounts consistent with past practice and (y) payment of amounts to officers, directors and management level employees that constitute Transaction Expenses;

(xi)    adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(xii)   settle any pending or threatened litigation or proceeding before a Governmental Entity;

(xiii)  merge or consolidate with any Person, enter into any partnership, joint venture, association or other business organization, or otherwise adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(xiv) amend in any material respect any Significant Contracts (except for amendments made in the ordinary course of business consistent with past practice), or terminate any Significant Contract (except for a termination resulting from the expiration of a contract in accordance with its terms), or enter into any agreement or arrangement that would be a Significant Contract if entered into immediately prior to the date hereof (except for agreements or arrangements made in the ordinary course of business consistent with past practice); or

(xv) agree or commit to take any action described in this Section 5.4(b).

(c)     Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit or otherwise restrict in any way the operation of the business of Sellers and their Subsidiaries, investors and Affiliates except solely with respect to the operations of the Company and its Subsidiaries.

5.5     Consents. Sellers shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Purchaser to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Significant Contracts; provided that (a) in no event shall Sellers, the Company or Purchaser be required to pay any consideration for any such consents to any third party from whom consent or approval is requested, and (b) in no event shall the receipt or availability of any such consents be a condition to any of Purchaser’s obligations hereunder.

5.6     Public Announcements. No Party to this Agreement or any Affiliate or representative of such Party shall issue or cause the publication of the initial press release or other public announcement in respect of this Agreement or make any other public communication regarding the transactions contemplated by this Agreement without the prior written consent of the Purchaser, on the one hand, or Sellers’ Representative, on the other hand (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall use reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or such other communication in advance of the time it is made.

5.7     Litigation Support. In the event and for so long as any Seller or its Affiliates is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Company and its Subsidiaries, Purchaser shall, and shall cause its Subsidiaries and Affiliates (and its and their officers and employees) to, cooperate with Sellers and their Affiliates and their respective counsel (at the expense of Sellers and their Affiliates) in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

5.8     Directors and Officers.

(a)     From and after the Closing until the sixth anniversary thereof, Purchaser shall and shall cause the Company and its Subsidiaries to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of the Company and its Subsidiaries (or their respective predecessors) (collectively, the “Seller Indemnitees”), as provided in (i) the Organizational Documents of the Company and its Subsidiaries in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the Company and its Subsidiaries of any of the Seller Indemnitees in effect on the date of this Agreement to which Sellers or the Company or any of its Subsidiaries are a party, all of which are listed on Section 5.8(a) of the Seller Disclosure Schedule, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company or its Subsidiaries. Prior to the Closing Date, the Company may, or if the Company does not, the Purchaser shall, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Closing Date with terms, conditions, retentions and limits of liability that are substantially similar as the Company and its Subsidiaries’ existing policies with respect to any matter claimed against a director or officer of the Company or its Subsidiaries by reason of him or her serving in such capacity that existed or occurred on or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that Purchaser shall not be obligated to expend more than 300% of the annual premium for the current policies of directors’ and officers’ liability insurance.

(i)     In the event that the Company, any of the Company’s Subsidiaries, Purchaser or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a majority of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, any of the Company’s Subsidiaries or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(ii)    The obligations of Purchaser under this Section 5.8(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8(a) applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8(a) applies shall be third-party beneficiaries of this Section 5.8(a)).

(b)     The Company and each of its Subsidiaries shall cause to be delivered to Purchaser on the Closing Date such resignations of members of the boards of directors and officers of the Company and its Subsidiaries as set forth on Section 5.8(b) of the Seller Disclosure Schedule, such resignations to be effective concurrently with the Closing.

5.9     Financing and Financing Cooperation.

(a)     Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter (including any “securities demand” provisions contemplated by the fee letter associated with the Commitment Letter), including using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to the Purchaser to funding in the Commitment Letter that are within its control; (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including any “securities demand” provisions contemplated by the fee letter associated with the Commitment Letter) contemplated by the Commitment Letter (the “Debt Documents”); (iii) comply with its obligations under the Commitment Letter; (iv) if the conditions to the Financing have been satisfied, consummate the Financing at or prior to Closing; and (v) enforce its rights under the Commitment Letter (including through litigation pursued in good faith) to the extent that the failure to enforce would adversely impact the amount or timing of the Financing (taking into accounting the expected timing of the Marketing Period) or the availability of the Financing at Closing. Purchaser shall give the Sellers’ Representative prompt written notice (A) of any breach or default by any party to the Commitment Letter or other Debt Document, if applicable, of which Purchaser becomes aware (B) if and when Purchaser becomes aware that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letter, (C) of the receipt of any written notice or other written communication, in each case, from a Financing Arranger, alleging (1) any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Document, if applicable, or (2) material dispute or disagreement between or among any parties to the Commitment Letter or other Debt Document, if applicable (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents), with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in each case, that would make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or delay the availability of the Financing. Without limiting the foregoing, Purchaser shall keep the Sellers’ Representative informed on a reasonably current basis in reasonable detail of the material developments concerning the status of their efforts to arrange the Financing and provide to the Sellers’ Representative, upon its reasonable request, copies of executed copies of the material definitive documents related to the Financing, if any, and such other information and documentation available to them as shall be reasonably requested by the Sellers’ Representative for purposes of monitoring the progress of the financing activities. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (after taking into account “securities demand” provisions contemplated by the fee letter associated with the Commitment Letter), Purchaser shall use all reasonable best efforts to arrange to obtain in replacement thereof alternative financing, including from alternative sources, in an amount sufficient, when added to the portion of the Financing that is available and any cash of the Company and its Subsidiaries on hand at the Closing Date, to pay the Financing purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 5.9 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to consummate the Financing until the final day of the Marketing Period. Purchaser shall not permit, without the prior written consent of the Sellers’ Representative, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Commitment Letter that would (w) adversely impact the ability to enforce any rights under the Commitment Letter, (x) reduce the aggregate amount of the Financing under the Commitment Letter (including by changing the amount of fees to be paid or original issue discount thereof (except as set forth in any “securities demand” provisions contemplated by the fee letter associated with the Commitment Letter)), (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing or (z) prevent or materially impair or delay the consummation of the Financing or of the transaction contemplated by this Agreement, or terminate the Commitment Letter (it being understood and agreed that, in any event, Purchaser may amend the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement). Notwithstanding anything to the contrary in this Agreement, compliance by Purchaser with this Section 5.9(a) shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing or Alternative Financing is available.

(b)     From and after the date hereof, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, Sellers shall, and Sellers shall cause each of the Company and the Company’s Subsidiaries, and shall use their respective commercially reasonable efforts to cause each of their respective senior management, advisors and other representatives to, provide cooperation reasonably requested by Purchaser to assist Purchaser in the arrangement, syndication and obtaining of any debt or equity financing (“Financing”) for the purposes of financing the Purchase Price and any other amounts required to be paid by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (it being acknowledged and agreed by Purchaser that, notwithstanding anything in this Agreement to the contrary, the receipt of any such Financing is not a condition to the consummation of the Closing or any of the other transactions contemplated by this Agreement), including using their reasonable best efforts to (i) participate in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and sessions with rating agencies, Financing Arrangers and prospective Financing Arrangers; (ii) participate in reasonable and customary due diligence; (iii) furnish Purchaser (which Purchaser may in turn furnish to the financial institutions providing or arranging the Financing, including any underwriters, initial purchasers or placement agents participating in the Financing (collectively, the “Financing Arrangers”)) as promptly as reasonably practicable with all Required Information and such other customary historical financial and other pertinent information regarding the Company and its Subsidiaries, in each case as may be reasonably requested by Purchaser to assist in the preparation of the Offering Documents (including to enable the Purchaser to prepare an abbreviated “Business” section, an abbreviated “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a description of risk factors relating to the business of the Company and its Subsidiaries) and all supplements thereto and the preparation of the pro forma financial statements referred to in paragraphs 5 and 10 of Exhibit D to the Commitment Letter and to structure, arrange, syndicate and consummate the Financing, provided that nothing in this Agreement shall require the Company to prepare pro forma financial information or , which shall be the responsibility of the Purchaser, and, for the avoidance of doubt, the Purchaser shall be responsible for any pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any Offering Documents, provided, further, that the foregoing proviso shall not absolve the Company and its Subsidiaries from its obligations under this Section 5.9(b) to use reasonable best efforts to assist the Purchaser in the Purchaser’s preparation or computation of any such information or projections; (iv) assist in the preparation of customary materials for rating agency presentations, road show materials and similar documents required in connection with the Financing and other customary materials to be used in connection with arranging, syndicating and obtaining the Financing; (v) facilitate the pledging of collateral as may be reasonably requested by Purchaser (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and its Subsidiaries); (vi) use commercially reasonable efforts to cause their independent accountants to provide customary assistance and cooperation in the Financing as reasonably requested by Purchaser, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (B) providing any necessary customary consents to use their audit reports relating to the Business and (C) providing any necessary customary “comfort” (including “negative assurance comfort”) letters; (vii) cooperate with Purchaser to the extent within the control of the Company and its Subsidiaries, and take all organizational actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Financing;

(viii) at least three (3) Business Days prior to the Closing, provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Purchaser at least eight Business Days prior to the Closing in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; and (ix) take such actions as may be reasonably requested by Purchaser and necessary to permit the lenders under Purchaser’s existing asset-based revolving credit facility to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory, equipment and real property appraisals contemplated by such facility within the time frame described therein). Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Section 5.9 will require such cooperation to the extent that it would (1) unreasonably disrupt or interfere with the business or operations of Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates, (2) require Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates to pay any fees, incur or reimburse any out-of-pocket costs or expenses, or make any payment in connection with the Financing, prior to the occurrence of the Closing Date (except, in the case of ordinary course out-of-pocket costs and expenses to the extent Purchaser promptly, within three (3) Business Days, reimburses such Person for such costs and expenses, or to the extent Purchaser provides the funding (in all other cases) to such Person for such costs and expenses), or (3) require Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates to incur any liability or enter into any Contract, or agree to any change or modification of any Contract, that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur. Purchaser shall promptly, within three (3) Business Days, upon request by Sellers, reimburse Sellers for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates or their respective representatives in connection with the Financing. Purchaser will indemnify and hold harmless the Sellers, the Company, the Company’s Subsidiaries and their Affiliates from and against any and all Losses of any type actually suffered or incurred by any of them in connection with any action taken, or cooperation provided, by such Persons or any of their respective representatives at the request of Purchaser pursuant to this Section 5.9 and/or the provision of information utilized in connection therewith (other than information provided in writing by Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates specifically for use in connection therewith); in each case, except to the extent that any such Losses are suffered or incurred as a result of fraud or willful misconduct by Sellers, the Company, the Company’s Subsidiaries or any of their Affiliates. The Company hereby consents to the use of the Company’s and its Subsidiaries logos in connection with the Financing in a form and manner mutually agreed in advance with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

5.10     Restrictive Covenants.

(a)     For three years following the Closing Date, subject to the other terms of this Section 5.10: (i) each of the Sellers, other than the Sellers set forth on Schedule II hereto (the “Management Sellers”), shall not directly or indirectly through any Affiliate own, hold or control a majority of the voting equity interests in any Person whose primary business is either (A) the Business (as conducted by the Company and its Subsidiaries as of the Closing Date) in the United States, Canada or Mexico or (B) the business of importing frozen fruit into the United States (clauses (A) and (B) collectively, the “Restricted Business”); and (ii) the Management Sellers shall not engage in the Restricted Business in the United States, Canada or Mexico, or be employed (or act as a consultant or render services to) in the Restricted Business by any Person engaged in the Restricted Business.

(b)     For three years following the Closing Date, subject to the other terms of this Section 5.10, each of the Sellers shall not directly or indirectly through any Affiliate, solicit for employment (whether as an employee, consultant or otherwise) any executive officer or management-level employee of or similar management-level consultant to the Company or its Subsidiaries who has any responsibility for or involvement with the Restricted Business, provided, however, that nothing in this Section 5.10(b) shall preclude Sellers and their Affiliates and their respective officers, directors and employees from (A) soliciting any such individual who has not been employed by Purchaser or its Affiliates for a period of at least twelve months prior to commencement of employment discussions between Sellers, their Affiliates or their respective officers, directors or employees and such individual, or (B) making any general or public solicitation not targeted at employees of Purchaser or any of its Affiliates; or

(c)     For three years following the Closing Date, subject to the other terms of this Section 5.10, each of the Sellers shall not directly or indirectly through any Affiliate, make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or its Subsidiaries, any of their directors, officers, employees or agents, any of their subsidiaries or Affiliates, or any of the products or services of the Restricted Business.

(d)     For three years following the Closing Date, subject to the other terms of this Section 5.10, each of the Sellers shall not directly or indirectly through any Affiliate, hire, engage the services or attempt to hire or engage any executive officer or management-level employee of or similar management-level consultant of the Company or its Subsidiaries, provided, however, that nothing in this Section 5.10(d) shall preclude Sellers and their Affiliates and their respective officers, directors and employees from hiring or engaging, or taking any other action with respect to any such individual who (i) has been terminated by Purchaser or its Affiliates or (ii) has not been employed by Purchaser or its Affiliates (other than by reason of a termination by Purchaser or its Affiliates) for a period of at least twelve months prior to commencement of employment discussions between Sellers, their Affiliates or their respective officers, directors or employees and such individual.

(e)     The Parties acknowledge and agree that the covenants and provisions in Section 5.10 are:

(i)     reasonable in duration, geographic area and scope; and

(ii)    separate and divisible and, if any such covenant or provision is determined to be unenforceable or invalid for any reason, it shall be reformed to have the closest possible effect, consistent with applicable Law, to the original covenant or provision and the remaining covenants shall be unaffected.

(f)     The Parties acknowledge and agree that, in the event of any breach of any covenant in this Section 5.10, money damages may not be a sufficient remedy, and the terms of Section 11.10 shall apply to this Section 5.10.

5.11     R&W Insurance Policy. Purchaser will execute and enter into the R&W Insurance Policy at or prior to the Closing on the terms and in the form made available to Sellers prior to the date hereof.

5.12     280G Consents. Prior to the Closing Date, the Company shall seek approval by the stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) to receive or retain any payments that would, in the absence of such stockholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code. Prior to seeking such approval, the Company will use its reasonable efforts to obtain from each disqualified individual waivers that provide that no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual shall, in the absence of such stockholder approval referred to in the immediately preceding sentence, be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual. All materials produced by the Company in connection with the implementation of this Section 5.12 shall be provided to Purchaser at least five (5) Business Days in advance for Purchaser’s review and comment, and the Company shall consider any of Puchaser’s requested changes or comments in good faith and not unreasonably omit them.

ARTICLE VI

EMPLOYEE MATTERS

6.1     Treatment of Employees.

(a)     For a period of one (1) year following the Closing, Purchaser shall provide, or shall cause to be provided, to each non-seasonal employee of the Company and its Subsidiaries (each, a “Company Employee”) who remains in the employ of the Company (or any other affiliate of Purchaser) (i) base compensation and bonus opportunities that are no less favorable than were provided to the Company Employee immediately before Closing and (ii) all other compensation and benefits that are either (A) substantially comparable in the aggregate to all other compensation and benefits provided to the Company Employee immediately before the Closing or (B) no less favorable than the compensation and benefits provided to similarly-situated employees of Purchaser and its Subsidiaries. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall or shall cause the Company or one of its Subsidiaries to provide each Company Employee whose employment terminates during the one-year period following the Closing severance benefits for qualifying terminations on the same terms and conditions as provided to similarly situated employees of Purchaser and its Subsidiaries (other than the Company Employees) under the severance arrangements of Purchaser and its Subsidiaries.

(b)     For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Company Employees after the Closing (the “New Plans”), each Company Employee shall be credited with his or her years of service with Sellers and their Subsidiaries and their respective predecessors before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan or eligibility for any retiree medical plan. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Benefit Plan in which such Company Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Sellers or their Subsidiaries in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents under the Old Plans (to the extent such expenses were incurred in the New Plan’s then current plan year) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the New Plan’s applicable plan year as if such amounts had been paid in accordance with such New Plan.

6.2     No Third-Party Beneficiaries. The provisions of this Article VI are solely for the benefit of the Parties and are not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Purchaser or any of its Affiliates, at any time after the Closing, from (a) amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan or (b) terminating the employment of any Company Employee after the Closing, provided any such termination is effected in accordance with applicable Law.

ARTICLE VII

TAX MATTERS

7.1     Cooperation and Exchange of Information.

(a)     Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records and personnel, including their respective accountants and other representatives) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Proceeding.

(b)     Sellers and Purchaser shall reasonably cooperate with each other in the conduct of any Tax Proceeding involving or otherwise relating to the Company and its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.1. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of relevant Tax notices, forms or other communications received from or sent to any Governmental Entity. Any information obtained under this Section 7.1(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Proceeding.

7.2     Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of Purchaser, on the one hand, and Sellers, on the other hand, shall pay, when due, and be responsible for, fifty percent (50%) of any sales, use, transfer, gains, documentary, stamp, value added or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

7.3     Tax Returns. The Company will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company or any of its Subsidiaries required to be filed on or before the Closing Date (after taking into account extensions therefor) and any consolidated or other returns reflecting the activities of the Company and its Subsidiaries. Purchaser will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date (after taking into account extensions therefor).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1     Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Antitrust Approvals. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination or approval shall have been granted.

(b)     No Injunctions. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c)     No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Sale.

8.2     Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date) except where the failure of such representations and warranties to be true and correct as of the Closing Date (or, if made as of a specific date, as of such date) (without giving regard to any materiality or “Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the representations and warranties of Sellers in Sections 3.1(a), 3.2(b), 3.2(c), and 3.3 shall be true and correct in all but de minimis respects as of the Closing Date (or, if made as of a specified date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date).

(b)     Covenants and Agreements. The covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)     Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall have been no event, circumstance, development, change or effect that would reasonably be expected to have a Material Adverse Effect.

(d)     Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Sellers by a duly authorized executive officer of Sellers, stating that the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(e)     Credit Agreement. Purchaser shall have received a duly executed customary payoff letter, together with any related release documentation, in form and substance reasonably satisfactory to Purchaser with respect to the Credit Agreement and the repayment in full of the obligations thereunder and full release of and termination of any Liens and guarantees in connection therewith.

8.3     Conditions to Sellers’ Obligation to Close. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date except where the failure of such representations and warranties to be true and correct as of the Closing Date (or, if made as of a specific date, as of such date) (without giving regard to any materiality or qualifications set forth therein) would not reasonably be expected to have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby; provided, however, that the representations and warranties of Purchaser in Sections 4.1(a) and 4.2 shall be true and correct in all but de minimis respects as of the Closing Date (or, if made as of a specified date, as of such date) as if made on and as of the Closing Date (or, if made as of a specific date, as of such date).

(b)     Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)     Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied.

8.4     Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written consent of Sellers’ Representative and Purchaser;

(b)     by either Sellers’ Representative or Purchaser, if:

(i)     the Closing shall not have occurred on or before the date that is four (4) months after the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; and provided, further, that Sellers’ Representative or Purchaser may extend the Outside Date up to February 3, 2016 if (x) all conditions to closing set forth in Article VIII are satisfied or waived other than the conditions set forth in Section 8.1 and conditions that by their nature are to be satisfied at the Closing and (y) the Parties are still actively seeking in good faith approval under the HSR Act; and provided, further, that Sellers’ Representative may extend the Outside Date up to February 3, 2016 if (x) all conditions to closing set forth in Article VIII are satisfied or waived other than conditions that by their nature are to be satisfied at the Closing and (y) the Closing has not occurred.

(ii)     if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Sale in a manner that would give rise to the failure of a condition set forth in Section 8.1(b) or 8.1(c), and such Order becomes effective, final and nonappealable (except for Orders relating to Antitrust Laws, which shall be governed by Section 9.1(b)(iii)); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have complied with its obligations under Section 5.3; or

(iii) if any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 8.1(a) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 8.1(a) and such denial shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination to the extent required by Section 5.3.

(c)     by Sellers’ Representative if Purchaser shall have breached any of its representations or warranties contained in this Agreement or any such representations or warranties fail to be true and correct or the Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such breaches or failures to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (B) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Sellers’ Representative notifies Purchaser of such breach or failure to perform;

(d) by Purchaser if Sellers shall have breached any of their representations or warranties contained in this Agreement or any such representations or warranties fail to be true and correct or the Sellers shall have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement, and such breaches or failures to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (B) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Purchaser notifies Sellers of such breach or failure to perform; and

(e)     by Sellers if Closing has not occurred by the date upon which the Closing is required to occur pursuant to Section 2.4.

9.2     Notice of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

9.3     Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any Party to this Agreement, except that Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Section 5.7 (Litigation Support), Section 9.4 (Expenses), and Article XI (General Provisions) shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve either Party hereto from liability for (a) failure to perform the obligations set forth in Section 5.2; (b) any fraud; or (c) the taking of any action or the failure to take any action with the knowledge or reckless disregard that such act or failure to act would be a material breach of this Agreement.

9.4     Expenses. Except as set forth in Article II, whether or not the Closing takes place, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1    Limited Indemnification by Sellers. Subject to the limitations set forth in this Article X, from and after the Closing, each Seller will, solely from the Escrow Account, indemnify and hold harmless Purchaser and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Purchaser Indemnified Parties” and individually, a “Purchaser Indemnified Party”) from and against (x) any and all Losses arising out of or resulting from, directly or indirectly, any breach of any representation or warranty made by any Seller in Article III of this Agreement; and (y) the Losses specified on Section 10.1(y) of the Seller Disclosure Schedule, provided, that the Purchaser’s right to indemnification by the Sellers pursuant to this Section 10.1 shall be subject to the following limitations:

(a)     the Purchaser Indemnified Parties shall not be entitled to recover under Section 10.1(x) for any Losses that are not Losses for which the Purchaser Indemnified Parties would be entitled to recover under the R&W Insurance Policy but for the application of the retention under such R&W Insurance Policy;

(b)     the Purchaser Indemnified Parties shall not be entitled to recover under Section 10.1(x) for an individual claim or group of related claims with respect to any Losses unless and until the amount of Losses that otherwise would be payable pursuant to this Section 10.1 with -50- respect to such claim or group of related claims exceeds fifty thousand dollars ($50,000) (the “Per Claim Threshold”), and then the Purchaser Indemnified Parties shall be entitled to recover the full amount of such claim or group of related claims (subject to the other limitations set forth in this Article X);

(c)     the Purchaser Indemnified Parties shall not be entitled to recover under Section 10.1(x) until the total amount which the Purchaser Indemnified Parties would otherwise recover under this Section 10.1 (but for this Section 10.1(c)) exceeds on a cumulative basis an amount equal to $3,375,000 (the “Deductible”), and then only to the extent of any such excess, it being understood that any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determination whether the Deductible has been exceeded; and

(d) the aggregate liability of the Sellers under this Article X shall in no event exceed the Escrow Amount.

10.2    Certain Limitations and Covenants. Notwithstanding anything to the contrary:

(a)     Sellers shall have no liability for an indemnification claim under Section 10.1 unless Sellers’ Representative shall have received a Claim Notice with respect thereto on or before the 18-month anniversary of the Closing Date (the “Termination Date”). For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to the Termination Date, such claim and associated right to indemnification, subject to the limitations set forth in this Agreement, will not terminate before final determination and satisfaction of such claim.

(b)     Sellers will not have any right to indemnification from the Company or any Subsidiary under any of the Company’s or any Subsidiary’s operating agreements, organizational documents, or any agreement between the Company and any Subsidiary, on the one hand, and any such Seller, on the other hand, for any Losses to which Purchaser is entitled to indemnification under this Article X or would be entitled but for the limits on indemnification set forth in this Section 10.2.

(c)     No Indemnifying Party shall have any indemnification obligations for punitive damages, or any Losses that are not reasonably foreseeable; provided, however, that the foregoing shall not limit a Person’s ability to recover any such Losses to the extent awarded in connection with a Third-Party Claim.

(d)     All calculations of the amount of Losses for which indemnification is to be made pursuant to this Article X shall take into account applicable insurance to the extent of insurance proceeds actually recovered within 12 months following the date on which the Losses are paid and the costs of pursuing and making a claim under such insurance.

(e)     Payments that a Purchaser Indemnified Party is entitled to receive pursuant to this Article X shall be reduced to take account of any net Tax benefit actually realized by such Purchaser Indemnified Party or any Affiliate thereof in the taxable year of such Loss or any prior taxable year arising from the incurrence or payment of any such indemnified amount.

(f)     From and after the Closing, Purchaser shall, and shall cause each of its Affiliates to, use its best efforts to pursue and attempt to recover under the Insurance Policy, and to cooperate with Sellers with respect to their pursuit of insurance under the Insurance Policy, for all Losses relating to the matter described in item 1 of Section 10.1(y) of the Seller Disclosure Schedule, and any Losses arising from such matter shall be reduced by the amount recovered under the Insurance Policy.

(g)     From and after the Closing, the indemnification rights provided by this Article X shall constitute the sole and exclusive monetary remedy of the Indemnified Parties for any breach of representations or warranties (but not, for the avoidance of doubt, of any covenants or agreements) of Sellers contained in this Agreement; provided, however, that nothing herein shall limit (i) any claim based on fraud, willful misrepresentation or willful breach, or (ii) any Party’s right to seek specific performance or injunctive relief. In furtherance of the foregoing, to the maximum extent permitted by applicable Law, Purchaser hereby waives and (if necessary to give effect to this Section 10.3(f)) will cause each of its Affiliates and each of its and its Affiliates’ officers, directors, equity holders, employees and agents to waive, all claims, causes of action and other remedies with respect to such Party against each Seller with respect to the Sellers’ representations and warranties as a matter of Contract, equity, under or based upon any applicable Law or otherwise (including for rescission), except to the extent expressly stated in this Article X.

10.3    Indemnification Claims. Any claim for indemnification under this Article X shall be brought and asserted by Purchaser by delivering written notice of such claim to the Sellers’ Representative (the “Claim Notice”). The Claim Notice shall set forth, in reasonable detail, the facts and circumstances giving rise to such claim and the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith, non-binding estimate of the amount of Losses that are reasonably expected to be incurred.

10.4    Third-Party Claims.

(a)     In the event that a Purchaser Indemnified Party receives written notice of the commencement of any third party claim or Action or of the imposition of any penalty or assessment, for which indemnity may be sought pursuant to this Article X (a “Third-Party Claim”), and the Purchaser Indemnified Party intends to seek indemnity pursuant to this Article X, the Purchaser Indemnified Party shall promptly provide the Indemnifying Party (and, if applicable, the Escrow Agent) with notice of such claim, Action, penalty or assessment to which the complaint or other papers commencing such Third-Party Claim shall be attached. In the event of failure to give such notice, the Purchaser Indemnified Party’s entitlement to indemnification hereunder in respect of such Third-Party Claim shall not be adversely affected except to the extent, if any, that the Indemnifying Party is materially prejudiced thereby.

(b)     Promptly after receiving a Claim Notice under Section 10.4(a), the Indemnifying Party will have the right, but not the obligation, to conduct the defense of such Third-Party Claim, at the expense of the Indemnifying Party, with counsel of its own choosing (subject to obtaining the written consent of the insurer under the R&W Insurance Policy, to the extent required by the R&W Insurance Policy, which consent will not be unreasonably withheld, conditioned or delayed), which counsel shall be reasonably satisfactory to the Purchaser Indemnified Party, by providing written notice to the Purchaser Indemnified Party within fifteen (15) days (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights) after receipt of the Claim Notice under Section 10.4(a) (otherwise, such right to conduct such defense will be deemed waived); provided, that the Indemnifying Party shall be entitled to direct the defense for only so long as (i) the underlying claim is not in respect of any matter involving criminal liability; (ii) the primary remedy sought under the underlying claim is not the imposition of any equitable remedy that would be binding upon the Purchaser Indemnified Party or any of its Affiliates; and (iii) the amount of the Third-Party Claim and the amount of all other pending indemnification claims made by all Indemnified Parties, in each case, calculated based on the amount that would reasonably be expected to be paid with respect to such claims, do not exceed the Escrow Amount.

(c)     If the Indemnifying Party elects to assume the defense of a Third-Party Claim pursuant to, and in accordance with, Section 10.4(b), the Purchaser Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, subject to the Indemnifying Party’s right to control the defense; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Purchaser Indemnified Party if (i) the Purchaser Indemnified Party’s counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Purchaser Indemnifying Party, or (ii) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. The Indemnifying Party will keep the Purchaser Indemnified Party reasonably informed of all matters material to such defense and Third-Party Claim at all stages thereof. In the event any proposed settlement of, or payment in respect of, any Third-Party Claim under this Article X provides for relief other than the payment of money damages in an amount that does not, together with amounts that would reasonably be expected to be paid with respect to pending indemnification claims, exceed the Escrow Amount, the Indemnifying Party may settle such Third-Party Claim only with the consent of the Purchaser Indemnified Party and the consent of the insurer under the R&W Insurance Policy to the extent required by the R&W Insurance Policy, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party chooses to defend any Third-Party Claim, the Purchaser Indemnified Party and its Affiliates, and their respective representatives, will cooperate in good faith in the defense or prosecution of such Third-Party Claim.

(d)      If the Indemnifying Party fails or refuses to undertake the defense of such Third-Party Claim within fifteen (15) days after receiving a claim notice under Section 10.4(a), or if the Indemnifying Party later fails to conduct the defense in an active and diligent manner or withdraws from such defense or is not permitted to undertake the defense pursuant to the terms of Section 10.4(b), the Purchaser Indemnified Party shall have the right to undertake the defense of such claim with counsel of its own choosing, as well as the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, with the Indemnifying Party responsible for the reasonable costs and expenses of such defense if and to the extent that such claim is finally determined to be a valid indemnification claim hereunder and subject to the limitations on indemnification in Section 10.3.

10.5    Escrow. To secure the indemnification obligations of Sellers under this Agreement, the Escrow Amount will be deposited into the Escrow Account pursuant to Section 2.4(b) and the terms of the Escrow Agreement. Any amounts owed to any Purchaser Indemnified Party from Sellers with respect to any liability under Section 10.1 of this Agreement shall be paid solely from the Escrow Account, subject to the limitations set forth in this Article X and the terms of the Escrow Agreement. Disbursements from the Escrow Account shall be made in accordance with the terms of this Agreement and the Escrow Agreement. Promptly following the Termination Date, the Escrow Agent shall disburse the amounts remaining in the Escrow Account, subject to this Article X and the terms of the Escrow Agreement, to Sellers’ Representative, on behalf of Sellers. Any fees incurred in the establishment, maintenance or termination of the Escrow Account shall be paid in equal shares by Purchaser and Sellers’ Representative.

ARTICLE XI

GENERAL PROVISIONS

11.1    Survival. Except as contemplated by Section 10.2(a), no covenant or agreement contained herein that by its terms is to be performed prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the Parties herein. No covenant or representation regarding the calculation of the Purchase Price or Closing Purchase Price shall survive the tenth (10th) Business Day following the Closing Date, except to the extent a claim is submitted by Purchaser setting forth such claim in reasonable detail by such tenth (10th) Business Day.

11.2    Interpretation; Absence of Presumption.

(a)     It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b)     For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any disclosure with respect to a section or schedule of this Agreement, including any section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for other sections and schedules of this Agreement, including any section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, where the relevance of such disclosure would be reasonably apparent; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser, the Companies and its Subsidiaries.

(c)     The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

(b)     Each Party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (or solely if such courts decline jurisdiction in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.5. Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that it will not, and will not permit any of its respective Affiliates to, bring or support any Action relating to this Agreement or the transactions contemplated by this Agreement (whether based on contract, equity, tort or any other theory), against the Financing Arrangers (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the borough of Manhattan or, in either case, any appellate court from any thereof.

(c)     Each Party to this Agreement knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other or the Financing Arrangers arising out of or in any way connected with this Agreement or the Financing, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement, the Financing or any related instruments or the relationship between the Parties or between the Parties and the Financing Arrangers. No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.3. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 11.3 will not be fully enforced in all instances.

11.4    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Exhibits and Schedules hereto.

11.5    No Third-Party Beneficiaries. Except for Section 5.8, which is intended to benefit, and to be enforceable by, the parties specified therein, and Section 11.2(b) and (c), the last sentence of Section 11.7, Section 11.14 and this Section 11.5, which are intended to benefit the Financing Arrangers, this Agreement together with the Exhibits and Schedules hereto, is not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.6    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to Sellers:

Shine Seller Rep, LLC
c/o Paine & Partners, LLC
461 Fifth Avenue
17th Floor
	Attention:	Gerald I. Adler
	Fax No.:	(212) 379-7233
	E-mail:	gadler@painepartners.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	DongJu Song
	Fax No.:	(212) 403-2000
	E-mail:	DSong@wlrk.com

(b)	If to Purchaser:

SunOpta, Inc.
7301 Ohms Lane
Suite 600
	Edina, MN	55439
	Attention:	General Counsel
	Fax No.:	(952) 939-8106
	E-mail:	jill.barnett@sunopta.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
	Attention:	Jonathan L.H. Nygren
	Fax No.:	(612) 766-1600
	E-mail:	Jon.Nygren@FaegreBD.com

11.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that either Party may assign its rights and benefits under this Agreement to any Affiliate of such Party. Any attempted assignment in violation of this Section 11.7 shall be void.

11.8    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties hereto. Either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. At any time prior to the Closing, either Sellers or Purchaser may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Notwithstanding anything to the contrary contained herein, Section 11.2(b) and (c), Section 11.4, Section 11.14 and this sentence may not be amended or otherwise modified without the prior written consent of each Financing Arranger.

11.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.10    Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement hereby waives any requirement to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.10 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 11.10 prior to or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). If any party brings any action to enforce specifically the performance of the terms and provisions hereof by and any other party, the Outside Date may be extended as determined by the court presiding over such action. The Parties hereto agree that, notwithstanding anything herein to the contrary, Sellers and Purchaser shall be entitled to specific performance (or any other equitable relief) to cause Purchaser or Sellers, as applicable, to consummate the transactions contemplated hereby. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to Sellers as a remedy for any failure to perform or breach hereunder, or in any circumstance in which damages are recoverable by Sellers hereunder, the Parties hereby acknowledge and agree that Sellers shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach.

11.11    No Admission. Nothing herein shall be deemed an admission by Sellers or any of its respective Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

11.12    Counterparts. This Agreement may be executed in two or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement. If this Agreement is translated into another language, the English language text shall in any event prevail.

11.13    Relationship Among Sellers.

(a)     Each Seller hereby irrevocably appoints the Sellers’ Representative as sole representative of Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of (i) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion; (ii) paying or accepting any funds due to or from Sellers and distributing such funds to Sellers, subject to holdbacks or reserves as determined by the Sellers’ Representative in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX; (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 11.7; (v) accepting notices on behalf of Sellers in accordance with Section 11.5; (vi) delivering or causing to be delivered to Purchaser at the Closing certificates representing the Securities to be sold by Sellers hereunder or instructions as to the payment and allocation of the Purchase Price therefor; (vii) executing and delivering, on behalf of Sellers, any and all notices, documents or certificates to be executed by Sellers, in connection with this Agreement and the transactions contemplated hereby and (viii) granting any consent or approval on behalf of Sellers under this Agreement. As the representative of Sellers under this Agreement, the Sellers’ Representative shall act as the agent for Sellers, shall have authority to bind Sellers in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Purchaser. Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement, and will have no liability for any actions taken by the Sellers’ Representative, including with respect to any of the actions described in clauses (i) through (viii) above.

(b)     Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Securities as fully to all intents and purposes as such Seller might or could do in person.

(c)     The Sellers’ Representative shall have no liability to Purchaser for any default under this Agreement by any Seller (other than itself in its capacity as a Seller). Except for fraud or willful misconduct on its part, the Sellers’ Representative shall have no liability to any Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of Sellers.

(d)     All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the bankruptcy, dissolution, winding up or liquidation of any of Sellers and (ii) shall survive the Closing.

11.14    No Recourse. Each Seller agrees that none of the Financing Arrangers shall have any liability or obligation to such Seller relating to this Agreement or any of the transactions contemplated herein (including the Financing).

11.15    Community Property Jurisdictions. Each Seller whose Securities are or become “community property,” shall at the later of the date of this Agreement or the time when his or her spouse first has a “community property” interest in any of such Securities, cause such spouse to execute a counterpart of this Agreement in the form of Annex A and any amendment hereto executed by such Seller, or another writing in form and substance satisfactory to Purchaser, subjecting such spouse and the spouse’s “community property” interest in such Securities to the applicable provisions of this Agreement and such amendment. No spouse executing this Agreement or any such writing solely by reason of his or her “community property” interest in Securities and the immediately preceding sentence, will be considered to be a Seller for any purposes whatsoever.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLERS:

SELLERS:

PAINE & PARTNERS CAPITAL FUND III, L.P.

By:	Paine & Partners Capital Fund III GP, L.P., as General Partner

By:	Paine & Partners Capital Fund III GP, Ltd., its General Partner

/s/ Kevin M. Schwartz
Name: z	Kevin M. Schwart
Title:	Managing Director

PAINE & PARTNERS CAPITAL FUND III CO-INVESTORS, L.P.

By:	Paine & Partners Capital Fund III GP, L.P., as General Partner

By:	Paine & Partners Capital Fund III GP, Ltd., its General Partner

/s/ Kevin M. Schwartz
Name: Kevin M. Schwartz
Title:	Managing Director

[Signature Pages to Purchase and Sale Agreement]

SUNRISE CO-INVESTMENT FUND, L.P.

By: P&P Sunrise Co-Investment Fund GP, LLC, its General Partner

By: Paine & Partners Capital Fund III GP, Ltd., its sole member

/s/ Kevin M. Schwartz
Name:	Kevin M. Schwartz
Title:	Director

JOHN J. ANTON IRA

/s/ Steven S. Schulman
By:	First Republic Trust Company
Title:	Custodian
By:	Steven S. Schulman, Vice President

STUART H. MAFFRY, TRUSTEE OF THE STUART H. MAFFRY REVOCABLE TRUST, DATED NOVEMBER 9, 1993, AS RESTATED DECEMBER 23, 2010

/s/ Stuart H. Maffry
By:	Stuart H. Maffry
Title:	Trustee

EDWARD HAFT

/s/ Edward Haft
Name: Edward Haft

[Signature Pages to Purchase and Sale Agreement]

JOSEPH McCARTHY

/s/ Joseph McCarthy
Name:	Joseph McCarthy

ERWIN HETTERVIK

/s/ Erwin Hettervik
Name:	Erwin Hettervik

MARK H. MURAI
/s/ Mark H. Murai
Name:	Mark H. Murai

CHRISTINE HERRERA

/s/ Christine Herrara
Name:	Christina Herrera

GINO MARCHESE

/s/ Gino Marchese
Name:	Gino Marchese

[Signature Pages to Purchase and Sale Agreement]

ROXANNE FULLER

/s/ Roxane Fuller
Name: Roxanne Fuller

[Signature Pages to Purchase and Sale Agreement]

SELLERS’ REPRESENTATIVE:

SHINE SELLER REP, LLC.

/s/ Kevin M. Schwartz
Name:	Kevin M. Schwartz
Title:	President and Chief Executive Officer

[Signature Pages to Purchase and Sale Agreement]

PURCHASER:

SUNOPTA, INC.

By:	/s/ Steve Bromley
Name: Steve Bromley
Title: Chief Executive Officer

[Signature Pages to Purchase and Sale Agreement]

The undersigned is the spouse of ____________ and acknowledges that [he]/[she] has read in its entirety this Agreement. The undersigned is aware that by provision of this Agreement, [he]/[she] and [his]/[her] spouse have agreed to sell certain Securities in the Company, including any community property interest or quasi-community property interest therein, for the consideration set forth in this Agreement and in accordance with the terms and provisions hereof. In consideration of the premises and the provisions contained in this Agreement, the undersigned hereby expressly approves of and agrees to be bound by the provisions of this Agreement in its entirety and waives and releases any rights the undersigned has in the Securities.

Name:
Spouse of [_______________]